EXHIBIT 2(b).5.1
PROSPECTUS
National Grid plc
(incorporated with limited liability in England and Wales on 11 July 2000 under registered number 4031152)
National Grid Electricity Transmission plc
(incorporated with limited liability in England and Wales on 1 April 1989 under registered number 2366977))
Euro 15,000,000,000
Euro Medium Term Note Programme
Under the Euro Medium Term Note Programme (the “Programme”) described in this prospectus (the “Prospectus”), each of National Grid plc (“National Grid”) and National Grid Electricity Transmission plc (“NGET”) (each, an “Issuer” and together, the “Issuers”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt instruments (the “Instruments”) denominated in any currency agreed between the relevant Issuer, the Trustee and the relevant Dealer (as defined below). The aggregate nominal amount of Instruments outstanding will not at any time exceed Euro 15,000,000,000 (or the equivalent in other currencies). The Instruments will only be issued in bearer form.
Application has been made to the Financial Services Authority in its capacity as competent authority (the “U.K. Listing Authority”) under the Financial Services and Markets Act 2000 (“FSMA”) for Instruments issued under the Programme for the period of 12 months from the date of this Prospectus to be admitted to the official list of the U.K. Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Instruments to be admitted to trading on the London Stock Exchange’s Gilt-Edged and Fixed Interest Market (the “Market”). References in this Prospectus to Instruments being “listed” (and all related references) shall mean that such Instruments have been admitted to trading on the Market and have been admitted to the Official List. The Market is a regulated market for the purposes of the Investment Services Directive 93/22/EEC (the “Investment Services Directive”). The Programme also permits Instruments to be issued on an unlisted basis or to be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/or quotation systems as may be agreed with the relevant Issuer. The relevant Final Terms (as defined on page 8) in respect of the issue of any Instruments will specify whether or not such Instruments will be listed on the Official List and admitted to trading on the Market (or any other listing authority, stock exchange and/or quotation system).
Each Series (as defined on page 7) of Instruments will be represented on issue by a temporary global instrument in bearer form (each a “temporary Global Instrument”) or a permanent global instrument (each a “permanent Global Instrument”, and together with the temporary Global Instrument, the “Global Instruments”). If the Global Instruments are stated in the applicable Final Terms to be issued in new global note (“NGN”) form they may be eligible collateral for Eurosystem monetary policy and the Global Instruments will be delivered on or prior to the original issue date of the relevant Tranche to a common safekeeper (the “Common Safekeeper”) for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (the “Common Depositary”). Global Instruments which are not issued in NGN form (“Classic Global Notes” or “CGNs”) will be deposited on the issue date of the relevant Tranche with a common depositary on behalf of Euroclear and Clearstream, Luxembourg. The provisions governing the exchange of interests in any Global Instrument for interests in any other Global Instrument and definitive Instruments are described in “Summary of Provisions Relating to the Instruments while in Global Form”.
Tranches of Instruments (as defined in “Overview of the Programme”) may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.
In the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the relevant Directive 2003/71/EC (the “Prospectus Directive”), the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).
An investment in Instruments issued under the Programme involves certain risks. For a discussion of such risks, see the section headed “Risk Factors” in this Prospectus.
Programme Arranger and Dealer
HSBC
Dealers

ABN AMRO	Banc of America Securities Limited

Barclays Capital	Citi

Deutsche Bank	Dresdner Kleinwort

Mitsubishi UFJ Securities International plc	National Australia Bank Limited

RBC Capital Markets	The Royal Bank of Scotland
The date of this Prospectus is 2 August 2007

IMPORTANT NOTICES
This Prospectus is comprised of a base prospectus (each a “Base Prospectus”) for the purposes of Article 5.4 of the Prospectus Directive and relevant implementing measures in the United Kingdom and for the purpose of giving information with regard to each of (i) National Grid and each of its subsidiary undertakings, including NGET (together, the “National Grid Group”) (the “National Grid Prospectus”) and (ii) with the exception of the information contained in the section entitled “Description of National Grid plc”, “Risk Factors - Risks relating to National Grid and its business”, and the information contained in paragraphs 2, 4, 6, 9, 11, 13, 16(b) and 16(d) in the section entitled “General Information” NGET and each of its subsidiary undertakings (together, the “NGET Group”) (the “NGET Prospectus”, together with the National Grid Prospectus, the “Prospectuses” and each a “Prospectus”) which, according to the particular nature of each Issuer and the Instruments to be issued by it, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the relevant Issuer and the rights attaching to such Instruments.
National Grid accepts responsibility for the information contained in the National Grid Prospectus. To the best of the knowledge of National Grid (having taken all reasonable care to ensure that such is the case) such information contained in the National Grid Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
NGET accepts responsibility for the information contained in the NGET Prospectus. To the best of the knowledge of NGET (having taken all reasonable care to ensure that such is the case) such information contained in the NGET Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.
This Prospectus should be read and construed together with any amendments or supplements hereto and with any documents deemed to be incorporated herein (see “Documents Incorporated By Reference” below) and, in relation to any Tranche (as defined herein) of Instruments, should be read and construed together with the applicable Final Terms (as defined herein).
No person has been authorised to give any information or to make any representation other than as contained in this Prospectus in connection with the issue or sale of the Instruments and, if given or made, any such information or representation must not be relied upon as having been authorised by either of the Issuers or any of the Dealers or the Arranger (as defined in “Overview of the Programme”).
Neither the delivery of this Prospectus or any Final Terms nor the offering, sale or delivery of any Instrument shall, under any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date hereof, that there has been no change (or any event reasonably likely to involve a change) in the affairs of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change (or any event reasonably likely to involve any adverse change) in the financial position of either of the Issuers since the date of this Prospectus or the date upon which this Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.
The distribution of this Prospectus and the offering, distribution or sale of the Instruments in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus or any Final Terms comes are required by the Issuers, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Instruments have not been and will not be registered under the United States Securities Act of 1933, as amended and will be in bearer form and subject to U.S.

tax law requirements. Subject to certain exceptions, Instruments may not be offered, sold or delivered within the United States or to U.S. persons. For a description of certain restrictions on offers and sales of Instruments and on distribution of this Prospectus or any Final Terms, see “Plan of Distribution”.
Neither this Prospectus nor any Final Terms constitutes an offer of, or an invitation by or on behalf of the relevant Issuer or the Dealers to subscribe for, or purchase, any Instruments.
None of the Dealers, the Arranger or the Trustee have independently verified the information contained in this Prospectus. None of the Dealers, the Arranger or the Trustee makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus. Neither this Prospectus nor any other financial statement is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by either of the Issuers, the Trustee, the Arranger or the Dealers that any recipient of this Prospectus or any other financial statements should purchase the Instruments. Each potential purchaser of Instruments should determine for itself the relevance of the information contained in this Prospectus and its purchase of Instruments should be based upon such investigation as it deems necessary. None of the Dealers, the Arranger or the Trustee undertakes to review the financial condition or affairs of either of the Issuers during the life of the arrangements contemplated by this Prospectus or to advise any investor or potential investor in the Instruments of any information coming to the attention of any of the Dealers, the Arranger or the Trustee.
In this Prospectus, unless otherwise specified or the context otherwise requires, references to “Euro” are to the currency of those member states of the European Union which are participating in European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, to “Japanese yen” are to the lawful currency of Japan, to “£” and “Sterling” are to the lawful currency of the United Kingdom, to “U.S. dollars” and “U.S.$” are to the lawful currency of the United States of America, to “Canadian dollars” are to the lawful currency of Canada, to “Australian dollars” are to the lawful currency of Australia, to “New Zealand dollars” are to the lawful currency of New Zealand, to “Swedish krona” are to the lawful currency of Sweden, to “Danish krone” are to the lawful currency of Denmark, to “Hong Kong dollars” are to the lawful currency of Hong Kong and to “Swiss francs” are to the lawful currency of Switzerland.
In connection with the issue of any Tranche (as defined in “Overview of the Programme - Method of Issue”), the Dealer or Dealers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) in the applicable Final Terms (or any person acting on behalf of any Stabilising Manager(s)) may over-allot Instruments or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or any person acting on behalf of any Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the relevant Tranche is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche and 60 days after the date of the allotment of the relevant Tranche. Any stabilisation action or over-allotment must be conducted by the relevant Stabilising Manager(s) or person(s) acting on behalf of any Stabilising Manager(s) in accordance with all applicable laws and rules.

DOCUMENTS INCORPORATED BY REFERENCE
Each Base Prospectus should be read and construed in conjunction with the audited consolidated annual financial statements of each of NGET or National Grid, as the case may be, for the financial years ended 31 March 2006 and 31 March 2007, together in each case with the audit report thereon, which have been previously published or are published simultaneously with this Prospectus and which have been approved by the Financial Services Authority or filed with it. Such documents shall be deemed to be incorporated in, and form part of the relevant Base Prospectus, save that any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of the relevant Base Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the relevant Base Prospectus.
The relevant Issuer will at its registered office and at the specified offices of the Paying Agents, make available for inspection during normal business hours and free of charge, upon oral or written request, a copy of this Base Prospectus and any document incorporated by reference in this Base Prospectus. Any request for inspection of such documents should be directed to the specified office of any Paying Agent.

SUPPLEMENTAL PROSPECTUS
If at any time an Issuer shall be required to prepare a supplemental prospectus pursuant to Section 87G of FSMA (“Supplemental Prospectus”), such Issuer will prepare and make available to the public an appropriate amendment or supplement to this Prospectus or a further prospectus which, in respect of any subsequent issue of Instruments to be listed on the Official List and admitted to trading on the Market, shall constitute a Supplemental Prospectus as required by the U.K. Listing Authority and Section 87G of FSMA.

OVERVIEW OF THE PROGRAMME
The following summary is qualified in its entirety by the remainder of this Prospectus.

Issuers	National Grid plc

National Grid Electricity Transmission plc

Description	Euro Medium Term Note Programme

Size	Up to Euro 15,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Instruments outstanding at any one time.

Arranger	HSBC Bank plc

Principal Dealers	ABN AMRO Bank N.V.

Banc of America Securities Limited

Barclays Bank PLC

Citigroup Global Markets Limited

Deutsche Bank AG, London Branch

Dresdner Bank AG London Branch

HSBC Bank plc

Mitsubishi UFJ Securities International plc

National Australia Bank Limited

Royal Bank of Canada Europe Limited

The Royal Bank of Scotland plc

The Issuers may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Prospectus to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee	The Law Debenture Trust Corporation p.l.c.

Issuing and Paying Agent	The Bank of New York

Other Paying Agent	Kredietbank S.A. Luxembourgeoise

Method of Issue
The Instruments will be issued on a syndicated or non-syndicated basis. The Instruments will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Instruments of each Series being intended to be interchangeable with all other Instruments of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be completed, where necessary, with supplemental terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be completed in the final terms document (the “Final Terms”).

Issue Price
Instruments may be issued at their nominal amount or at a discount or premium to their nominal amount. Partly Paid Instruments may be issued, the issue price of which will be payable in two or more instalments.

Form of Instruments
The Instruments may be issued in bearer form only. Each Tranche of Instruments will be represented on issue by a temporary Global Instrument if (a) definitive Instruments are to be made available to Instrumentholders following the expiry of 40 days after their issue date or (b) such Instruments have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Selling Restrictions” below), otherwise such Tranche will be represented by a permanent Global Instrument. Any permanent Global Instrument shall only be exchanged for Instruments in definitive form in the limited circumstances set out in the permanent Global Instrument.

Clearing Systems
Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Instruments
On or before the issue date for each Tranche, if the relevant Global Instrument is intended to be eligible collateral for Eurosystem monetary policy and intra-day credit operations, the Global Instrument will be delivered to a Common Safekeeper for Euroclear and Clearstream, Luxembourg. On or before the issue date for each Tranche, if the relevant Global Instrument is not intended to be eligible collateral for Eurosystem monetary policy and intra-day credit operations, the Global Instrument representing the relevant Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Instruments may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Currencies
Subject to compliance with all relevant laws, regulations and directives, Instruments may be issued in Euro, Japanese yen, Sterling, U.S. dollars, Canadian dollars, Australian dollars, New Zealand dollars, Swedish krona, Danish krone, Hong Kong dollars or Swiss francs or in other currencies if the relevant Issuer and the relevant Dealer(s) so agree. Instruments may, subject to compliance as above, be issued as Dual Currency Instruments.

Maturities	Subject to compliance with all relevant laws, regulations and directives, any maturity from one month to perpetuity.

Any Instruments having a maturity of less than one year from their date of issue must (a) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or (b) be issued in other circumstances which do not constitute a contravention of Section 19 of FSMA by the relevant Issuer.

Denominations
Definitive Instruments will be in such denominations as may be specified in the relevant Final Terms, save that (i) in the case of any Instruments which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Instruments); and (ii) unless otherwise permitted by then current laws and regulations, Instruments which have a maturity of less than one year will have a minimum denomination of £100,000 (or its equivalent in other currencies).

Fixed Rate Instruments	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Final Terms and at maturity.

Floating Rate Instruments	Floating Rate Instruments will bear interest set separately for each Series as follows:

(a)    on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or

(b)   by reference to LIBOR, LIBID, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Final Terms) as adjusted for any applicable margin. Interest periods will be selected by the relevant Issuer prior to issue and specified in the relevant Final Terms. Floating Rate Instruments may also have a maximum interest rate, a minimum interest rate, or both.

Zero Coupon Instruments	Zero Coupon Instruments may be issued at their nominal amount or at a discount to it and will not bear interest.

Dual Currency Instruments
Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Instruments will be made in such currencies, and based on such rates of exchange as may be specified in the relevant Final Terms.

Index Linked Instruments
Payments of principal in respect of Index Linked Redemption Instruments or of interest in respect of Index Linked Interest Instruments will be calculated by reference to such index and/or formula as may be specified in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Interest Periods and Rates of Interest
The length of the interest periods for the Instruments and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Instruments may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Instruments to bear interest at different rates in the same interest period. All such information will be set out in the relevant Final Terms.

Redemption
The relevant Final Terms will specify the basis for calculating the redemption amounts payable, which may be by reference to a stock index or formula or as otherwise provided in the relevant Final Terms.

Unless permitted by then current laws and regulations, Instruments which have a maturity of less than one year must have a minimum redemption amount of £100,000 (or its equivalent in other currencies).

Redemption by Instalments
The Final Terms issued in respect of each issue of Instruments that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Instruments may be redeemed.

Other Instruments	Terms applicable to high interest Instruments, low interest Instruments, step-up Instruments, step-down Instruments, Dual Currency Instruments, reverse Dual Currency

Instruments, optional Dual Currency Instruments, Partly-Paid Instruments and any other type of Instrument that the relevant Issuer, the Trustee and any Dealer(s) may agree to issue under the Programme, subject to compliance with all relevant laws, regulations and directives, will be set out in the relevant Final Terms and (if applicable) the relevant Supplemental Prospectus.

Optional Redemption
The Final Terms issued in respect of each issue of Instruments will state whether such Instruments may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the Instrumentholders, and if so the terms applicable to such redemption.

The relevant Issuer may elect to redeem all, but not some only, of the Instruments of any Series at their Residual Holding Redemption Amount at any time if the Residual Holding Percentage or more of the aggregate nominal amount of such Instruments originally issued shall have been redeemed or purchased and cancelled.

Redemption at the Option of the Instrumentholders following a National Grid Restructuring Event, or as the case may be, an NGET Restructuring Event (each as defined in Condition 5.6.2):
Instruments issued by National Grid will be subject to an optional redemption by Instrumentholders following a Put Event (as defined in Condition 5.6.1). Instruments issued by NGET will, if so specified in the relevant Final Terms, be subject to an optional redemption by Instrumentholders following a Put Event (as defined in Condition 5.6.1).

If at any time while any relevant Instrument remains outstanding, a Put Event occurs then (other than in certain circumstances described in Condition 5.6.1) the Instrumentholders will, upon the giving of a Put Event Notice (as defined in Condition 5.6.1), have the option to require the relevant Issuer to redeem the relevant Instrument on the Put Date (as defined in Condition 5.6.4) at the principal amount of the Instrument together with accrued interest to the Put Date.

Status of Instruments	The Instruments will constitute unsubordinated and unsecured obligations of the relevant Issuer, all as described in “Terms and Conditions of the Instruments — Status”.

Negative Pledge	Instruments issued by National Grid will have the benefit of a negative pledge as described in “Terms and Conditions of the Instruments — Status and Negative Pledge”.

Instruments issued by NGET will not have the benefit of a negative pledge.

Cross Acceleration	The Instruments will have the benefit of a cross

acceleration provision as described in “Terms and Conditions of the Instruments — Events of Default”.

Events of Default	The events of default under the Instruments are as specified below under “Terms and Conditions of the Instruments — Events of Default”.

Early Redemption
Except as provided in “Optional Redemption” and “Redemption” above, Instruments will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons and in the case of Index Linked Instruments only, for index reasons. See “Terms and Conditions of the Instruments — Redemption, Purchase and Options” and “Terms and Conditions of the Instruments — Indexation”.

Withholding Tax
All payments of principal and interest in respect of the Instruments, Receipts and Coupons will be made free and clear of withholding taxes of the United Kingdom unless compelled by law. In that event, the Issuer will, subject to customary exceptions (including the standard EU exceptions), pay such additional amounts as will result in the payment to the Instrumentholders, Receiptholders or Couponholders of the amounts which would otherwise have been received in respect of the Instruments, Receipts and Coupons had no withholding or deduction been made, all as described in “Terms and Conditions of the Instruments — Taxation”.

Governing Law	English

Listing
Each Series may be admitted to the Official List and admitted to trading on the Market and/or admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer and the relevant Dealer(s) and specified in the relevant Final Terms or may be unlisted.

Ratings
Tranches of Instruments (as defined in “Overview of the Programme”) may be rated or unrated. Where a Tranche of Instruments is rated, such rating will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Selling Restrictions	United States, United Kingdom, European Economic Area (in the case of unlisted Instruments) and Japan. See “Plan of Distribution”.

Category 2 selling restrictions will apply to the Instruments for the purposes of Regulation S under the Securities Act.

The Instruments will be issued in compliance with U.S.

Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”) unless (a) the relevant Final Terms states that Instruments are issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(C) (the “C Rules”) or (b) the Instruments are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Instruments will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Final Terms as a transaction to which TEFRA is not applicable.

Terms and Conditions
The Terms and Conditions applicable to each Series will be as agreed between the relevant Issuer, the Trustee and the relevant Dealer(s) or other subscriber at or prior to the time of issuance of such Series and will be specified in the relevant Final Terms. The Terms and Conditions applicable to each Series will therefore be those as set out in “Terms and Conditions of the Instruments” below as supplemented, modified or replaced by the relevant Final Terms.

RISK FACTORS
The relevant Issuer believes that the following factors may affect its ability to fulfil its obligations under Instruments issued under the Programme. All of these factors are contingencies which may or may not occur and the relevant Issuer is not in a position to express a view on the likelihood of any such contingency occurring.
Factors which the relevant Issuer believes may be material for the purpose of assessing the market risks associated with Instruments issued under the Programme are also described below.
The relevant Issuer believes that the factors described below represent the principal risks inherent in investing in Instruments issued under the Programme, but the relevant Issuer may be unable to pay interest, principal or other amounts on or in connection with any Instruments for other reasons. If this occurs, Prospective investors may lose the value of their entire investment or part of it. Prospective investors should read the detailed information set out elsewhere in this Prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.
Factors that may affect National Grid’s ability to fulfil its obligations under Instruments issued under the Programme
Risks relating to National Grid and its businesses
Changes in law or regulation in the geographies in which National Grid operates could have an adverse effect on National Grid’s results of operations
Many of National Grid’s businesses are utilities or networks that are subject to regulation by governments and other authorities. Consequently, changes in law or regulation in the countries or states in which National Grid operates could adversely affect the Group. Regulatory decisions concerning, for example, whether licences or approvals to operate are granted or renewed, whether market developments have been satisfactorily implemented, whether there has been any breach of the terms of a licence or approval, the level of permitted revenues for National Grid’s businesses and proposed business development activities, could have an adverse impact on National Grid’s results of operations, cash flows, the financial condition of its businesses and the ability to develop those businesses in the future.
Breaches of or changes in environmental or health and safety laws or regulations could expose National Grid to claims for financial compensation and adverse regulatory consequences as well as damaging National Grid’s reputation
Aspects of National Grid’s activities are potentially dangerous, such as the operation and maintenance of electricity lines and the transmission and distribution of natural gas. Electricity and gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of National Grid’s operations that are not currently regarded or proved to have adverse effects but could become so, for example, the effects of electric and magnetic fields. National Grid is subject to laws and regulations relating to pollution, the protection of the environment, and how National Grid uses and disposes of hazardous substances and waste materials. National Grid is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees. Any breach of these obligations, or even incidents that do not amount to a breach, could adversely affect the results of operations and National Grid’s reputation.

Network failure or the inability to carry out critical non-network operations may have significant adverse impacts on both National Grid’s financial position and its reputation
National Grid may suffer a major network failure or may not be able to carry out critical non-network operations. Operational performance could be adversely affected by a failure to maintain the health of the system or network, inadequate forecasting of demand or inadequate record keeping. This could cause National Grid to fail to meet agreed standards of service or to be in breach of a licence or approval. Even incidents that do not amount to a breach could result in adverse regulatory action and financial consequences, as well as harming National Grid’s reputation. In addition to these risks, National Grid may be affected by other potential events that are largely outside of its control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes outages or damages infrastructure will adversely affect operational and potentially business performance. Terrorist attack, sabotage or other intentional acts may also physically damage National Grid’s businesses or otherwise significantly affect corporate activities and as a consequence adversely impact the results of operations.
National Grid’s results of operations depend on a number of factors relating to business performance including performance against regulatory targets, recovery of incurred expenditure and the delivery of anticipated costs and efficiency savings
Earnings maintenance and growth from National Grid’s regulated gas and electricity businesses will be affected by its ability to meet or better regulatory efficiency targets set by the Office of Gas and Electricity Markets (“Ofgem”) and other regulators. In the U.S., under National Grid’s state rate plans, earnings from National Grid’s regulated businesses will be affected by its ability to deliver integration and efficiency savings. Earnings from National Grid’s regulated businesses in both the U.K. and the U.S. will be affected by its ability to recover incurred expenditure. Levels of earnings also depend on meeting service quality standards set by regulators. In addition, from time to time, National Grid publishes cost and efficiency savings targets for its businesses in the U.K. and the U.S. National Grid is also reorganising its operations along lines of business. To meet these targets and standards, National Grid must improve operational performance, service reliability and customer service. If National Grid does not meet these targets and standards, or is unable to recover incurred expenditure or does not achieve this reorganisation as envisaged, it may not achieve the expected benefits and its performance, results of operations and its reputation may be harmed.
Business development activity, including acquisitions and disposals, may be based on incorrect assumptions or conclusions and significant liabilities may be overlooked or there may be other unanticipated or unintended effects
In February 2006, National Grid announced the acquisition of KeySpan Corporation (“KeySpan”). This acquisition is subject to a number of conditions precedent of which the approval by the New York Public Service Commission remains outstanding. This approval may not be received or it may be granted but on terms that are different than anticipated. National Grid has also announced that it expects to achieve certain levels of synergy and efficiency savings as a result of this acquisition, but these may not subsequently be achievable. Following completion of the proposed acquisition of KeySpan the risks and uncertainties that its operations are subject to would be assumed by National Grid. Many of these risks and uncertainties are similar to those that are faced by National Grid’s existing businesses; however, there are some that are not. These other risks and uncertainties include the following: KeySpan’s generation business may be subject to competition and general economic conditions having an impact on demand as well as other related risks; the risk that in-city unforced capacity prices in New York may be less than expected causing loss under existing KeySpan swap arrangements; and investments in natural gas and oil exploration and production may in certain circumstances under SEC rules require non-cash impairment.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations
Changes in commodity prices could potentially impact on National Grid’s energy delivery businesses. Current regulatory arrangements in the U.K. and U.S. provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. However, if regulators in the U.K. or the U.S. were to restrict this ability, it could have an adverse effect on National Grid’s operating results.
National Grid’s reputation may be harmed if consumers of energy suffer a disruption to their supply even if this disruption is outside of National Grid’s control
National Grid’s energy delivery businesses are responsible for transporting available electricity and gas. National Grid consults with and provides information to regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, National Grid’s role is to manage the relevant system safely, which, in extreme circumstances, may require National Grid to disconnect consumers.
Fluctuations in exchange rates, interest rates and commodity price indices, in particular in the U.S. dollar, could have a significant impact on National Grid’s results of operations because National Grid has substantial business interests in the U.S. and because of the significant proportion of National Grid’s borrowings, derivative financial instruments and commodity contracts that may potentially be affected by such fluctuations.
National Grid currently has significant operations in the U.S. and the proportion of its activities located there will substantially increase following the completion of the proposed acquisition of KeySpan. These businesses are subject to the risks normally associated with foreign operations, including the need to translate U.S. assets and liabilities, and income and expenses into Sterling, National Grid’s primary reporting currency. National Grid’s results of operations may be similarly impacted because a significant proportion of its borrowings, derivative financial instruments and commodity contracts are affected by changes in exchange rates, interest rates and commodity price indices, in particular, the U.S. dollar to Sterling exchange rate.
The nature and extent of National Grid’s borrowings means that an increase in interest rates could have an adverse impact on its financial position and business results
A significant proportion of National Grid’s borrowings are subject to variable interest rates that may fluctuate with changes to prevailing interest rates. Increases in these interest rates could therefore increase National Grid’s costs and diminish its profits.
National Grid’s financial position may be adversely affected by a number of factors including restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates
National Grid is subject to certain covenants and restrictions in relation to its listed debt securities and its bank lending facilities. National Grid is also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder National Grid in servicing the financial requirements of its current businesses or the financing of newly acquired or developing businesses. National Grid’s debt is rated by credit rating agencies and changes to these ratings may affect both its borrowing capacity and the cost of those borrowings. The effective rate of tax National Grid pays may be influenced by a number of factors including changes in law and accounting standards and the proportion of National Grid’s business operations which are located in the U.S.
Future funding requirements of National Grid’s pension schemes could adversely affect its results of operations.
National Grid participates in a number of pension schemes which together cover substantially all of its employees. In both the U.K. and the U.S., the principal schemes are defined benefit schemes where the scheme assets are held independently of National Grid’s finances. Estimates of the amount and timing of future funding for these schemes are based on various actuarial assumptions and other factors including, among other things, the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require National Grid to make additional contributions to these pension schemes which, to the extent they are not recoverable under its price controls or state rate plans, could adversely affect National Grid’s results of operations.
New or revised accounting standards, rules and interpretations by the U.K., U.S. or international accounting standard setting boards and other relevant bodies could have an adverse effect on National Grid’s reported financial results
The accounting treatment under International Financial Reporting Standards (“IFRS”), as adopted by the European Union, of replacement expenditure, regulatory assets, pension and post-retirement benefits, derivative financial instruments and commodity contracts significantly affect the way National Grid reports its financial position and results of operations. As a body of practice develops for IFRS, the application and interpretation of accounting principles to National Grid’s circumstances, and to those areas above in particular, could result in changes in its financial results and financial position. In addition, new standards, rules or interpretations may be issued that could also have significant effects.
Factors that may affect NGET’s ability to fulfil its obligations under Instruments issued under the Programme
Risks relating to NGET and its business
Changes in law or regulation could have an adverse effect on NGET’s results of operations
NGET is subject to regulation by governmental and regulatory authorities, in particular by Ofgem. Consequently, changes in law or regulation could adversely affect the company. Regulatory decisions concerning, for example, whether licences or approvals to operate are granted or renewed, whether market developments have been satisfactorily implemented, whether there has been any breach of the terms of a licence or approval, the level of permitted revenues for NGET’s business and proposed business development activities, could have an adverse impact on NGET’s results of operations, cash flows, the financial condition of its businesses and the ability to develop those businesses in the future.
Breaches of or changes in environmental or health and safety laws or regulations could expose NGET to claims for financial compensation and adverse regulatory consequences as well as damaging NGET’s reputation
Aspects of NGET’s activities are potentially dangerous, such as the operation and maintenance of electricity lines. Electricity utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of NGET’s operations that are not currently regarded or proved to have adverse effects but could become so, for example, the effects of electric and magnetic fields. NGET is subject to laws and regulations relating to pollution, the protection of the environment, and how NGET uses and disposes of hazardous substances and waste materials. NGET is also subject to laws and regulations governing health and safety matters, protecting both the public and its employees. Any breach of these obligations, or even incidents relating to the environment or health and safety that do not amount to a breach, could adversely affect the results of operations and NGET’s reputation.
Network failure or the inability to carry out critical non-network operations may have significant adverse impacts on both NGET’s financial position and its reputation
NGET may suffer a major network failure or may not be able to carry out critical non-network operations. Operational performance could be adversely affected by a failure to maintain the health of the network, inadequate forecasting of demand or inadequate record keeping. This could cause NGET to fail to meet agreed standards of service or to be in breach of a licence or approval. Even incidents that do not amount to a breach could result in adverse regulatory action and financial consequences, as well as harming NGET’s reputation. In addition to these risks, NGET may be affected by other potential events that are largely outside of its control such as the impact of weather or unlawful acts of third parties. Weather conditions can affect financial performance and severe weather that causes outages or damages infrastructure will adversely affect operational and, potentially, business performance. Terrorist attack, sabotage or other intentional acts may also physically damage NGET’s businesses or otherwise significantly affect corporate activities and as a consequence adversely impact the results of operations.
NGET’s results of operations depend on a number of factors relating to business performance including performance against regulatory targets and the delivery of anticipated costs and efficiency savings
Earnings maintenance and growth from NGET’s business will be affected by its ability to meet or better regulatory efficiency targets set by Ofgem. From time to time, NGET also publishes cost and efficiency savings. To meet these targets, NGET must continue to improve management and operational performance. Earnings from NGET’s business also depend on meeting standards set by Ofgem. To meet these standards, NGET must maintain and/or improve reliability and other measures. Earnings from NGET’s regulated business may also be affected by its ability to recover incurred expenditure. The company is also part of National Grid’s reorganisation of its operations along lines of business. If NGET does not meet these targets and standards or is unable to recover incurred expenditure or does not implement its part of this reorganisation as envisaged its business, performance, results of operations and its reputation may be harmed.
Changes to the regulatory treatment of commodity costs may have an adverse effect on the results of operations
Changes in commodity prices could potentially impact on NGET’s business. Current regulatory arrangements in the U.K. provide the ability to pass through virtually all of the increased costs related to commodity prices to consumers. However, if Ofgem were to restrict this ability, it could have an adverse effect on NGET’s operating results.
NGET’s reputation may be harmed if consumers of energy suffer a disruption to their supply even if this disruption is outside of NGET’s control

NGET is responsible for transporting available electricity. NGET consults with and provides information to regulators, governments and industry participants about future demand and the availability of supply. However, where there is insufficient supply, NGET’s role is to manage the relevant system safely, which, in extreme circumstances, may require NGET to disconnect consumers.
The nature and extent of NGET’s borrowings means that an increase in interest rates could have an adverse impact on its financial position and business results
A significant proportion of NGET’s borrowings are subject to variable interest rates that may fluctuate with changes to prevailing interest rates. Increases in these interest rates could therefore increase NGET’s costs and diminish its profits.
NGET’s financial position may be adversely affected by a number of factors including restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates
NGET is subject to certain covenants and restrictions in relation to its listed debt securities and its bank lending facilities. NGET is also subject to restrictions on financing that have been imposed by regulators. These restrictions may hinder NGET in servicing the financial requirements of its current businesses or the financing of newly acquired or developing businesses. NGET’s debt is rated by credit rating agencies and changes to these ratings may affect both its borrowing capacity and the cost of those borrowings. The effective rate of tax that NGET pays may be influenced by a number of factors including changes in law and accounting standards.
Future funding requirements of NGET’s section of the Electricity Supply Pension Scheme could adversely affect its results of operations.
Substantially all of NGET’s employees are members of the Electricity Supply Pension Scheme. The scheme is divided into sections, one of which is NGET’s. This scheme provides final salary defined benefits on a funded basis. Its assets are held independently of NGET’s finances in a separate trustee administered fund. Estimates of the amount and timing of future funding for the scheme are based on various actuarial assumptions and other factors including, among other things, the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require NGET to make additional contributions to its section of the scheme which, to the extent they are not recoverable under its price control, could adversely affect NGET’s results of operations.
New or revised accounting standards, rules and interpretations by the U.K or international accounting standard setting boards and other relevant bodies could have an adverse effect on NGET’s reported financial results
The accounting treatment under IFRS, as adopted by the European Union, of replacement expenditure, pension and post-retirement benefits, derivative financial instruments and commodity contracts significantly affect the way NGET reports its financial position and results of operations. As a body of practice develops for IFRS, the application and interpretation of accounting principles to NGET’s particular circumstances, and to those areas in particular, could result in changes in the financial results and financial position that NGET reports. In addition, new standards, rules or interpretations may be issued that could also have significant effects.

Factors which are material for the purpose of assessing the market risks associated with Instruments issued under the Programme
Instruments may not be a suitable investment for all investors
Each potential investor in any Instruments must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:
(i)
have sufficient knowledge and experience to make a meaningful evaluation of the relevant Instruments, the merits and risks of investing in the relevant Instruments and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)
have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Instruments and the impact such investment will have on its overall investment portfolio;

(iii)
have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Instruments, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the relevant Instruments and be familiar with the behaviour of any relevant indices and financial markets; and

(v)
be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Some Instruments are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Instruments which are complex financial instruments unless it has the expertise (either alone or with the help of a financial adviser) to evaluate how the Instruments will perform under changing conditions, the resulting effects on the value of such Instruments and the impact this investment will have on the potential investor’s overall investment portfolio.
Risks related to the structure of a particular issue of Instruments
A wide range of Instruments may be issued under the Programme. A number of these Instruments may have features which contain particular risks for potential investors. Set out below is a description of certain such features:
Instruments subject to optional redemption by the Issuer
An optional redemption feature is likely to limit the market value of Instruments. During any period when the Issuer may elect to redeem Instruments, the market value of those Instruments generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.
The Issuer may be expected to redeem Instruments when its cost of borrowing is lower than the interest rate on the Instruments. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Instruments being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Index Linked Instruments and Dual Currency Instruments
The Issuer may issue Instruments with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the Issuer may issue Instruments with principal or interest payable in one or more currencies which may be different from the currency in which the Instruments are denominated. Potential investors should be aware that:
(i)	the market price of such Instruments may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	the amount of principal payable at redemption may be less than the nominal amount of such Instruments or even zero;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)
if a Relevant Factor is applied to Instruments in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable likely will be magnified; and

(vii)
the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.

Partly-paid Instruments
The Issuer may issue Instruments where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of its investment.
Variable rate Instruments with a multiplier or other leverage factor
Instruments with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.
Fixed/Floating Rate Instruments
Fixed/Floating Rate Instruments may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuer’s ability to convert the interest rate will affect the secondary market and the market value of such Instruments since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Instruments may be less favourable than the prevailing spreads on comparable Floating Rate Instruments tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Instruments. If the Issuer converts from a floating rate to a fixed rate, the fixed rate may be lower than the prevailing rates on its Instruments.
Instruments issued at a substantial discount or premium
The market values of securities issued at a substantial discount or premium to their nominal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.
Risks related to Instruments generally
Set out below is a brief description of certain risks relating to the Instruments generally:
Modification, waivers and substitution
The Terms and Conditions of the Instruments contain provisions for calling meetings of Instrumentholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Instrumentholders including Instrumentholders who did not attend and vote at the relevant meeting and Instrumentholders who voted in a manner contrary to the majority.
The Terms and Conditions of the Instruments also provide that the Trustee may, without the consent of Instrumentholders, agree to (a) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, (b) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders or (c) the substitution of another company as principal debtor under any Instruments in place of the Issuer, in the circumstances described in Condition 11 of the Terms and Conditions of the Instruments.
European Monetary Union
If the United Kingdom joins the European Monetary Union prior to the maturity of the Instruments, there is no assurance that this would not adversely affect investors in the Instruments. It is possible that prior to the maturity of the Instruments the United Kingdom may become a participating Member State and that the Euro may become the lawful currency of the United Kingdom. In that event (i) all amounts payable in respect of any Instruments denominated in Sterling may become payable in Euro (ii) the law may allow or require such Instruments to be re-denominated into Euro and additional measures to be taken in respect of such Instruments; and (iii) there may no longer be available published or displayed rates for deposits in Sterling used to determine the rates of interest on such Instruments or changes in the way those rates are calculated, quoted and published or displayed. The introduction of the Euro could also be accompanied by a volatile interest rate environment, which could adversely affect investors in the Instruments.
EU Savings Directive
Under EU Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual or certain other persons resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.
Also, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.
If a payment in respect of an Instrument which is the subject of the Directive were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to such Instrument as a result of the imposition of such withholding tax. However, the Issuer is required, save as provided in Condition 6.4 of the Instruments, to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to any law implementing the Directive or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.
Change of law
The Terms and Conditions of the Instruments are based on English law in effect as at the date of issue of the relevant Instruments. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of issue of the relevant Instruments.
Integral multiples of less than €50,000
In relation to any issue of Instruments which have a denomination consisting of the minimum Specified Denomination of €50,000 plus a higher integral multiple of another smaller amount, it is possible that the Instruments may be traded in amounts in excess of €50,000 (or its equivalent) that are not integral multiples of €50,000 (or its equivalent). In such a case a holder who, as a result of trading such amounts, holds a principal amount of less than the minimum Specified Denomination will not receive a Definitive Instrument in respect of such holding (should Definitive Instruments be printed) and would need to purchase a principal amount of Instruments such that it holds an amount equal to one or more Specified Denominations. Except in circumstances set out in the relevant Global Instrument, investors will not be entitled to receive Definitive Instruments.
Risks related to the market generally
Set out below is a brief description of certain market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:
The secondary market generally
Instruments may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Instruments easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Instruments that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Instruments generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Instruments.
The Clearing Systems
Because the Global Instruments may be held by or on behalf of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) investors will have to rely on their procedures for transfer, payment and communication with the Issuer.

Instruments issued under the Programme may be represented by one or more temporary Global Instruments or permanent Global Instruments. Such Global Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Except in the circumstances described in the relevant Global Instrument, investors will not be entitled to receive definitive Instruments. Euroclear and Clearstream, Luxembourg will maintain records of the interests in the Global Instruments. While the Instruments are represented by one or more Global Instruments, investors will be able to trade their interests only through Euroclear or Clearstream, Luxembourg.
While Instruments are represented by one or more Global Instruments, the Issuer will discharge its payment obligations under such Instruments by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their account holders. A holder of an interest in a Global Instrument must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the relevant Instruments. The Issuer has no responsibility or liability for the records relating to, or payments made in respect of, interests in the Global Instruments.
Holders of interests in the Global Instruments will not have a direct right to vote in respect of the relevant Instruments. Instead, such holders will be permitted to act only to the extent that they are enabled by Euroclear or Clearstream, Luxembourg.
Exchange rate risks and exchange controls
The Issuer will pay principal and interest on the Instruments in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Instruments, (2) the Investor’s Currency equivalent value of the principal payable on the Instruments and (3) the Investor’s Currency equivalent market value of the Instruments.
Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.
Interest rate risks
Investment in Fixed Rate Instruments involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Instruments.
Credit ratings may not reflect all risks
One or more independent credit rating agencies may assign credit ratings to an issue of Instruments. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Instruments. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
Legal investment considerations may restrict certain investments
The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) Instruments are legal investments for it, (2)

Instruments can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Instruments. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Instruments under any applicable risk-based capital or similar rules.

TERMS AND CONDITIONS OF THE INSTRUMENTS
The following is the text of the terms and conditions which, save for the text in italics and subject to completion and amendment and as supplemented or varied in accordance with the provisions of Part A of the relevant Final Terms, will be endorsed on the Instruments in definitive form (if any) issued in exchange for the Global Instrument(s) representing each Series. Either (a) the full text of these terms and conditions together with the relevant provisions of Part A of the Final Terms or (b) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Instruments. All capitalised terms which are not defined in these Conditions will have the meanings given to them in the Trust Deed or Part A of the relevant Final Terms. Those definitions will be endorsed on the definitive Instruments.
References in these terms and conditions to “Instruments” (as defined below) are to the Instruments of one Series only of the relevant Issuer (as defined below), not to all Instruments that may be issued under the Programme.
National Grid plc (“National Grid”) and National Grid Electricity Transmission plc (“NGET”) (each an “Issuer” and together, the “Issuers”) have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro 15,000,000,000 in aggregate principal amount of debt instruments (the “Instruments”). The Instruments are constituted by a Trust Deed (as amended or supplemented from time to time, the “Trust Deed”) dated 2 August 2007 between the Issuers and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Instrumentholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Definitive Instruments, Receipts, Coupons and Talons referred to below. An Agency Agreement (as amended or supplemented from time to time, the “Agency Agreement”) dated 2 August 2007 has been entered into in relation to the Instruments between the Issuers, the Trustee, The Bank of New York as initial issuing and paying agent and the other agent(s) named in it. The issuing and paying agent, the paying agent(s) and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (as at 2 August 2007 at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified offices of the Paying Agents.
The Instrumentholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Instruments and, where applicable in the case of such Instruments, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Instruments of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them.
1	Form, Denomination and Title

The Instruments are issued in bearer form in the Specified Denomination(s) specified in the relevant Final Terms and are serially numbered. Instruments of one Specified Denomination are not exchangeable for Instruments of another Specified Denomination provided that in the case of any Instruments which are to be admitted to trading on a regulated market within the European

Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum Specified Denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Instruments).

This Instrument is a Fixed Rate Instrument, a Floating Rate Instrument, a Zero Coupon Instrument, a Perpetual Instrument, an Index Linked Interest Instrument, an Index Linked Redemption Instrument, an Instalment Instrument, a Dual Currency Instrument or a Partly Paid Instrument, a combination of any of the preceding or any other kind of Instrument, depending upon the Interest and Redemption/Payment Basis specified in the relevant Final Terms.
Instruments are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Instruments in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.
Instalment Instruments are issued with one or more Receipts attached. Title to the Instruments and the Receipts, Coupons and Talons shall pass by delivery and except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to treat the bearer of any Instrument, Receipt, Coupon or Talon as the absolute owner of that Instrument, Receipt, Coupon or Talon, as the case may be, and shall not be required to obtain any proof of ownership as to the identity of the bearer.
In these Conditions, “Instrumentholder” means the bearer of any Instrument of one Series only of an Issuer and the Receipts relating to it, “holder” (in relation to an Instrument, Receipt, Coupon or Talon) means the bearer of any Instrument, Receipt, Coupon or Talon and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to the Instruments.
2	Status and Negative Pledge
2.1	Status

The Instruments and the Receipts and Coupons relating to them constitute direct, unconditional and unsecured obligations of the Issuer and rank pari passu without any preference or priority among themselves. The payment obligations of the Issuer under the Instruments, Receipts and Coupons shall, subject to such exceptions as are from time to time applicable under the laws of England and, in relation to Instruments issued by National Grid, as provided in Condition 2.2, rank equally with all other present and future unsecured obligations (other than subordinated obligations, if any) of the Issuer.

2.2	Negative Pledge

So long as any Instrument, Receipt or Coupon of National Grid remains outstanding (as defined in the Trust Deed) National Grid will not create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest (“Security”) upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Indebtedness, or any guarantee of or indemnity in respect of any Relevant Indebtedness unless, at the same time or prior thereto, National Grid’s obligations under the Instruments, the Receipts, the Coupons and the Trust Deed (a) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Instrumentholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Instrumentholders.

For the purposes of these Conditions, “Relevant Indebtedness” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are intended, with the agreement of the Issuer, to be quoted, listed or ordinarily dealt in on any stock exchange.

3	Interest
3.1	Interest on Fixed Rate Instruments

Each Fixed Rate Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, payable in arrear on each Interest Payment Date. The amount of Interest payable shall be determined in accordance with Condition 3.2.4(f).

If a Fixed Coupon Amount or a Broken Amount is specified in the relevant Final Terms, the amount of interest payable on each Interest Payment Date will amount to the Fixed Coupon Amount, or, if applicable, the Broken Amount so specified and in the case of a Broken Amount will be payable on the particular Interest Payment Date(s) specified in the relevant Final Terms.

3.2	Interest on Floating Rate Instruments and Index Linked Interest Instruments
3.2.1	Interest Payment Dates

Each Floating Rate Instrument and Index Linked Interest Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. The amount of Interest payable shall be determined in accordance with Condition 3.2.4(f). Such Interest Payment Date(s) is/are either specified in the relevant Final Terms as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are specified in the relevant Final Terms, Interest Payment Date shall mean each date which falls the number of months or other period shown on this Instrument as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

3.2.2	Business Day Convention

If any date which is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is (a) the Floating Rate Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (b) the Following Business Day Convention, such date shall be postponed to the next day which is a Business Day, (c) the Modified Following Business Day Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in that event such date shall be brought forward to the immediately preceding Business Day or (d) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.
3.2.3	Rate of Interest for Floating Rate Instruments

The Rate of Interest in respect of Floating Rate Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified on this Instrument.

(a)
ISDA Determination for Floating Rate Instruments: Where ISDA Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (a), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate which would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(i)	the Floating Rate Option is as specified in the relevant Final Terms;

(ii)	the Designated Maturity is a period specified in the relevant Final Terms; and

(iii)	the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Final Terms.
For the purposes of this sub-paragraph (a), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.
(b)	Screen Rate Determination for Floating Rate Instruments:
(i)
Where Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period will, subject as provided below, be either:

(x)	the offered quotation; or

(y)	the arithmetic mean of the offered quotations,
(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at either 11.00 a.m. (London time in the case of LIBOR or Brussels time in the case of EURIBOR) on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.

If the Reference Rate from time to time in respect of Floating Rate Instruments is specified hereon as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Instruments will be determined as provided hereon.
(ii)
if the Relevant Screen Page is not available or if, sub-paragraph (i)(x) applies and no such offered quotation appears on the Relevant Screen Page or if sub-paragraph (i)(y) above applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the time specified above, subject as provided below, the Calculation Agent shall request, if the Reference Rate is LIBOR, the principal London office of each of the Reference Banks or, if the Reference Rate is EURIBOR, the principal Euro-zone office of each of the Reference Banks, to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time), or if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent; and

(iii)
if paragraph (ii) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time), on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Trustee and the Issuer suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin or Maximum or Minimum Rate of Interest is to be applied to the relevant Interest Accrual Period from that which applied to the last preceding Interest Accrual Period, the Margin or Maximum or Minimum Rate of Interest relating to the relevant Interest Accrual Period, in place of the Margin or Maximum or Minimum Rate of Interest relating to that last preceding Interest Accrual Period).

3.2.4	Rate of Interest for Index Linked Interest Instruments

The Rate of Interest in respect of Index Linked Interest Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Final Terms and interest will accrue by reference to an Index or Formula as specified in the relevant Final Terms.

(a)	Zero Coupon Instruments

Where an Instrument, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Instrument. As from the Maturity Date, the Rate of Interest for any overdue principal of such an Instrument shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 5.4.1(b)).

(b)	Dual Currency Instruments

In the case of Dual Currency Instruments, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the relevant Final Terms.

(c)	Partly Paid Instruments

In the case of Partly Paid Instruments (other than Partly Paid Instruments which are Zero Coupon Instruments), interest will accrue as previously stated on the paid-up nominal amount of such Instruments and otherwise as specified in the relevant Final Terms.

(d)	Accrual of Interest

Interest shall cease to accrue on each Instrument on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 3 to the Relevant Date (as defined in Condition 7).

(e)	Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts and Rounding
(i)	If any Margin is specified in the relevant Final Terms (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 3.2.3(b) above, by adding (if a positive number) or subtracting (if a negative number) the absolute value of such Margin, subject always to the next paragraph.

(ii)
If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified in the relevant Final Terms, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)
For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency which is available as legal tender in the country of such currency.

(f)	Calculations

The amount of interest payable per Calculation Amount in respect of any Instrument for any Interest Accrual Period shall be equal to the product of the Rate of Interest, the Calculation Amount as specified in the relevant Final Terms, and the Day Count Fraction for such Interest Accrual Period, unless an Interest Amount (or a formula for its calculation) is applicable to such Interest Accrual Period, in which case the amount of interest payable per Calculation Amount in respect of such Instrument for such Interest Accrual Period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable per Calculation Amount in respect of such Interest Period shall be the sum of the Interest Amounts payable in respect of each of those Interest Accrual Periods. In respect of any other period for which interest is required to be calculated, the provisions above shall apply save that the Day Count Fraction shall be for the period for which interest is required to be calculated.

(g)	Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts

The Calculation Agent shall as soon as practicable on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, determine such rate and calculate the Interest Amounts for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest

Amounts for each Interest Accrual Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Instrumentholders, any other Calculation Agent appointed in respect of the Instruments that is to make a further calculation upon receipt of such information and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 3.2.3(b)(ii), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Instruments become due and payable under Condition 8, the accrued interest and the Rate of Interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)	Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Accrual Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the preceding provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

3.2.5	Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:
(a)
in the case of a currency other than Euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(b)	in the case of Euro, a day on which the TARGET System is operating (a “TARGET Business Day”); and/or

(c)
in the case of a currency and/or one or more Business Centres as specified in the relevant Final Terms, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency or, if no currency is indicated, generally in each of the Business Centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Instrument for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period or Interest Accrual Period, the “Calculation Period”):
(a)
if “Actual/Actual” or “Actual/Actual-ISDA” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (i) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(b)	if “Actual/365 (Fixed)” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 365;

(c)	if “Actual/360” is specified in the relevant Final Terms, the actual number of days in the Calculation Period divided by 360;

(d)	“if “30/360”, “360/360” or “Bond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction	=	[360 x (Y2 -Y1)] + [30 x (M2 -M1)]+ (D2 -D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(e)	“if “30E/360” or “Eurobond Basis” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

Day Count Fraction	=	[360 x (Y2 -Y1)] + [30 x (M2 -M1)]+ (D2 -D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and
“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31, in which case D2 will be 30;
(f)	“if “30E/360 (ISDA)” is specified in the relevant Final Terms, the number of days in the Calculation Period divided by 360, calculated on a formula basis as follows:

Day Count Fraction	=	[360 x (Y2 -Y1)] + [30 x (M2 -M1)]+ (D2 -D1)
360
where:
“Y1” is the year, expressed as a number, in which the first day of the Calculation Period falls;
“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“M1” is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;
“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;
“D1” is the first calendar day, expressed as a number, of the Calculation Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30; and
(g)	if “Actual/Actual-ICMA” is specified in the relevant Final Terms:
(i)
if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of (x) the actual number of days in such Determination Period and (y) the number of Determination Periods in any year; and

(ii)	if the Calculation Period is longer than one Determination Period, the sum of:
(1)
the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (a) the actual number of days in such Determination Period and (b) the number of Determination Periods in any year; and

(2)
the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (a) the actual number of days in such Determination Period and (b) the number of Determination Periods in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date specified as such in the relevant Final Terms or, if none is so specified, the Interest Payment Date.
“Euro-zone” means the region comprising of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended.
“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.
“Interest Amount” means:
(i)
in respect of an Interest Accrual Period, the amount of interest payable per Calculation Amount for that Interest Accrual Period and which, in the case of Fixed Rate Instruments, and unless otherwise specified in the relevant Final Terms, shall mean the Fixed Coupon Amount or Broken Amount specified in the relevant Final Terms as being payable on the Interest Payment Date ending the Interest Period of which such Interest Accrual Period forms part; and

(ii)	in respect of any other period, the amount of interest payable per Calculation Amount for that period.
“Interest Commencement Date” means the Issue Date or such other date as may be specified in the relevant Final Terms.
“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Final Terms or, if none is so specified, (a) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (b) the day falling two Business Days in London prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor Euro or (c) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is Euro.
“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Final Terms and, if a Business Day Convention is specified in the relevant Final Terms, as the same may be adjusted in accordance with the relevant Business Day Convention.
“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.
“Interest Period Date” means each Interest Payment Date unless otherwise specified in the relevant Final Terms.
“ISDA Definitions” means the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Final Terms.
“Rate of Interest” means the rate of interest payable from time to time in respect of this Instrument and that is either specified on, or calculated in accordance with the provisions of, the relevant Final Terms.
“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of the relevant Final Terms.
“Reference Banks” means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market and, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Euro-zone inter-bank market, in each case selected by the Calculation Agent or as specified in the relevant Final Terms.
“Reference Rate” means the rate specified as such in the relevant Final Terms.
“Relevant Screen Page” means such page, section, caption, column or other part of a particular information service as may be specified in the relevant Final Terms.
“Specified Currency” means the currency specified as such in the relevant Final Terms or, if none is specified, the currency in which the Instruments are denominated.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor to it.
3.2.6	Calculation Agent

The Issuer shall procure that there shall at all times be one or more Calculation Agents if provision is made for them in the relevant Final Terms and for so long as any Instrument is outstanding. Where more than one Calculation Agent is appointed in respect of the Instruments, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under these Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) which is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as specified in this paragraph.

4	Indexation

This Condition 4 is applicable only if the relevant Final Terms specifies the Instruments as Index Linked Instruments.
4.1	Definitions

“Base Index Figure” means (subject to Condition 4.3(i)) the base index figure as specified in the relevant Final Terms;

“Index” or “Index Figure” means, subject as provided in Condition 4.3(i), the U.K. Retail Price Index (RPI) (for all items) published by the Office for National Statistics (January 1987 = 100) or any comparable index which may replace the U.K. Retail Price Index for the purpose of calculating the amount payable on repayment of the Reference Gilt. Any reference to the Index Figure which is specified in the relevant Final Terms as:

(i)
applicable to a particular month, shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the seventh month prior to that particular month and relating to the month before that of publication; or

(ii)
applicable to the first calendar day of any month shall, subject as provided in Conditions 4.3 and 4.5, be construed as a reference to the Index Figure published in the second month prior to that particular month and relating to the month before that of publication; or

(iii)
applicable to any other day in any month shall, subject as provided in Conditions 4.3 and 4.5, be calculated by linear interpolation between (x) the Index Figure applicable to the first calendar day of the month in which the day falls, calculated as specified in sub-paragraph (ii) above and (y) the Index Figure applicable to the first calendar day of the month following, calculated as specified in sub-paragraph (ii) above and rounded to the nearest fifth decimal place.
If the Index is replaced, the Issuer will describe the replacement Index in a supplement to the Prospectus;
“Index Ratio” applicable to any month or date, as the case may be, means the Index Figure applicable to such month or date, as the case may be, divided by the Base Index Figure and rounded to the nearest fifth decimal place;
“Limited Index Ratio” means (a) in respect of any month or date, as the case may be, prior to the relevant Issue Date, the Index Ratio for that month or date, as the case may be, (b) in respect of any Limited Indexation Date after the relevant Issue Date, the product of the Limited Indexation Factor for that month or date, as the case may be, and the Limited Index Ratio as previously calculated in respect of the month or date, as the case may be, twelve months prior thereto; and (c) in respect of any other month, the Limited Index Ratio as previously calculated in respect of the most recent Limited Indexation Month;
“Limited Indexation Date” means any date falling during the period specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;
“Limited Indexation Factor” means, in respect of a Limited Indexation Month or Limited Indexation Date, as the case may be, the ratio of the Index Figure applicable to that month or date, as the case may be, divided by the Index Figure applicable to the month or date, as the case may be, twelve months prior thereto, provided that (a) if such ratio is greater than the Maximum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Maximum Indexation Factor and (b) if such ratio is less than the Minimum Indexation Factor specified in the relevant Final Terms, it shall be deemed to be equal to such Minimum Indexation Factor;
“Limited Indexation Month” means any month specified in the relevant Final Terms for which a Limited Indexation Factor is to be calculated;
“Limited Index Linked Instruments” means Index Linked Instruments to which a Maximum Indexation Factor and/or a Minimum Indexation Factor (as specified in the relevant Final Terms) applies; and
“Reference Gilt” means the Treasury Stock specified as such in the relevant Final Terms for so long as such stock is in issue, and thereafter such issue of index-linked Treasury Stock determined to be appropriate by a gilt-edged market maker or other adviser selected by the Issuer (an “Indexation Adviser”).
4.2	Application of the Index Ratio

Each payment of interest and principal in respect of the Instruments shall be the amount provided in, or determined in accordance with, these Conditions, multiplied by the Index Ratio or Limited Index Ratio in the case of Limited Index Linked Instruments applicable to the month or date, as the case may be, on which such payment falls to be made and rounded in accordance with Condition 3.2.4(e).

4.3	Changes in Circumstances Affecting the Index
(i)	Change in base: If at any time and from time to time the Index is changed by the substitution of a new base therefor, then with effect from the month from and including that in which such substitution takes effect or the first date from and including that on which such substitution takes effect, as the case may be, (1) the definition of “Index” and “Index Figure” in Condition 4.1 shall be deemed to refer to the new date or month in substitution for January 1987 (or, as the case may be, to such other date or month as may have been substituted therefor), and (2) the new Base Index Figure shall be the product of the existing Base Index Figure and the Index Figure for the date on which such substitution takes effect, divided by the Index Figure for the date immediately preceding the date on which such substitution takes effect.

(ii)
Delay in publication of Index if sub-paragraph (i) of the definition of Index Figure is applicable: If the Index Figure which is normally published in the seventh month and which relates to the eighth month (the “relevant month”) before the month in which a payment is due to be made is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable to the month in which the date for payment falls shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

(iii)
Delay in publication of Index if sub-paragraph (ii) and/or (iii) of the definition of Index Figure is applicable: If the Index Figure relating to any month (the “calculation month”) which is required to be taken into account for the purposes of the determination of the Index Figure for any date is not published on or before the fourteenth business day before the date on which such payment is due (the “date for payment”), the Index Figure applicable for the relevant calculation month shall be (1) such substitute index figure (if any) as the Trustee considers (acting solely on the advice of the Indexation Adviser) to have been published by the United Kingdom Debt Management Office or the Bank of England, as the case may be, for the purposes of indexation of payments on the Reference Gilt or, failing such publication, on any one or more issues of index-linked Treasury Stock selected by an Indexation Adviser (and approved by the Trustee (acting solely on the advice of the Indexation Adviser)) or (2) if no such determination is made by such Indexation Adviser within seven days, the Index Figure last published (or, if later, the substitute index figure last determined pursuant to Condition 4.3(i)) before the date for payment.

4.4	Application of Changes

Where the provisions of Condition 4.3(ii) or Condition 4.3(iii) apply, the determination of the Indexation Adviser as to the Index Figure applicable to the month in which the date for payment falls or the date for payment, as the case may be, shall be conclusive and binding. If, an Index Figure having been applied pursuant to Condition 4.3(ii)(2) or Condition 4.3(iii)(2), the Index Figure relating to the relevant month or relevant calculation month, as the case may be, is subsequently published while an Instrument is still outstanding, then:

(i)
in relation to a payment of principal or interest in respect of such Instrument other than upon final redemption of such Instrument, the principal or interest (as the case may be) next payable after the date of such subsequent publication shall be increased or reduced, as the case may be, by an amount equal to the shortfall or excess, as the case may be, of the amount of the relevant payment made on the basis of the Index Figure applicable by virtue of Condition 4.3(ii)(2) or Condition 4.3(iii)(2) below or above the amount of the relevant payment that would have been due if the Index Figure subsequently published had been published on or before the fourteenth business day before the date for payment; and

(ii)	in relation to a payment of principal or interest upon final redemption, no subsequent adjustment to amounts paid will be made.
4.5	Cessation of or Fundamental Changes to the Index
(i)
If (1) the Trustee has been notified by the Calculation Agent that the Index has ceased to be published or (2) any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of (A) the Issuer be materially prejudicial to the interests of the Issuer, or (B) the Trustee (acting solely on the advice of the Indexation Adviser), be materially prejudicial to the interests of the Instrumentholders, the Trustee will give written notice of such occurrence to the Issuer in the case of (B), and the Issuer and the Trustee (acting solely on the advice of the Indexation Adviser) together shall seek to agree for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.

(ii)
If the Issuer and the Trustee (acting solely on the advice of the Indexation Adviser) fail to reach agreement as mentioned above within 20 business days following the giving of notice as mentioned in paragraph (i), a bank or other person in London shall be appointed by the Issuer and the Trustee or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 day period referred to above, by the Trustee (acting solely on the advice of the Indexation Adviser) (in each case, such bank or other person so appointed being referred to as the “Expert”), to determine for the purpose of the Instruments one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the Instrumentholders in no better and no worse position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of any Indexation Adviser and of any of the Issuer and the Trustee in connection with such appointment shall be borne by the Issuer.

(iii)
The Index shall be adjusted or replaced by a substitute index as agreed by the Issuer and the Trustee (acting solely on the advice of the Indexation Adviser) or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references in these Conditions to the Index and to any Index Figure shall be deemed amended in such manner as the Trustee (acting solely on the advice of the Indexation Adviser) and the Issuer agree are appropriate to give effect to such adjustment or replacement. Such amendments shall be effective from the date of such notification and binding upon the Issuer, the Trustee and the Instrumentholders, and the Issuer shall give notice to the Instrumentholders in accordance with Condition 14 of such amendments as promptly as practicable following such notification.

4.6	Redemption for Index Reasons

If either (i) the Index Figure for three consecutive months is required to be determined on the basis of an Index Figure previously published as provided in Condition 4.3(ii)(2) and the Trustee has been notified by the Calculation Agent that publication of the Index has ceased or (ii) notice is published by Her Majesty’s Treasury, or on its behalf, following a change in relation to the Index, offering a right of redemption to the holders of the Reference Gilt, and (in either case) no amendment or substitution of the Index shall have been advised by the Indexation Adviser to the Issuer and such circumstances are continuing, the Issuer may, upon giving not more than 60 nor less than 30 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their principal amount together with interest accrued but unpaid up to and including the date of redemption (in each case adjusted in accordance with Condition 4.2).

5	Redemption, Purchase and Options
5.1	Final Redemption

Unless previously redeemed, purchased and cancelled as provided below, this Instrument will be redeemed at its Final Redemption Amount (which, unless otherwise provided, is its nominal amount) on the Maturity Date specified in the relevant Final Terms provided, however, that if this Instrument is a Perpetual Instrument it will only be redeemable and repayable in accordance with the following provisions of this Condition 5.

5.2	Redemption for Taxation Reasons

If, on the occasion of the next payment in respect of the Instruments the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that it would be unable to make such payment without having to pay additional amounts as described in Condition 7, and such requirement to pay such additional amounts arises by reason of a change in the laws of the United Kingdom or any political sub-division of the United Kingdom or taxing authority in the United Kingdom or any political sub-division of the United Kingdom or in the interpretation or application of the laws of the United Kingdom or any political sub-division of the United Kingdom or in any applicable double taxation treaty or convention, which change becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Instruments, and such requirement cannot be avoided by the Issuer taking reasonable measures (such measures not involving any material additional payments by, or expense for, the Issuer), the Issuer may, at its option, at any time, having given not less than 30 nor more than 45 days’ notice to the Instrumentholders in accordance with Condition 14, redeem all, but not some only, of the Instruments at their Early Redemption Amount together with interest accrued to the date of redemption provided that the date fixed for redemption shall not be earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts or make such withholding or deduction, as the case may be, were a payment in respect of the Instruments then due. Prior to the publication of any notice of redemption pursuant to this Condition 5.2, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer stating that the requirement referred to above cannot be avoided by the Issuer taking reasonable measures available to it and the

Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on Instrumentholders and Couponholders.

5.3	Purchases

The Issuer and any of its subsidiary undertakings may at any time purchase Instruments (provided that all unmatured Receipts and Coupons and unexchanged Talons appertaining to them are attached or surrendered with them) in the open market or otherwise at any price.

5.4	Early Redemption
5.4.1	Zero Coupon Instruments
(a)
The Early Redemption Amount payable in respect of any Zero Coupon Instrument, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Instrument pursuant to Condition 5.2 or upon it becoming due and payable as provided in Condition 9 shall be the Amortised Face Amount (calculated as provided below) of such Instrument unless otherwise specified in the relevant Final Terms.

(b)
Subject to the provisions of sub-paragraph (c) below, the Amortised Face Amount of any such Instrument shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is specified in the relevant Final Terms, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Instruments if they were discounted back to their issue price on the Issue Date) compounded annually.

(c)
If the Early Redemption Amount payable in respect of any such Instrument upon its redemption pursuant to Condition 5.2 or, if applicable, Condition 5.5 or 5.6 or upon it becoming due and payable as provided in Condition 9, is not paid when due, the Early Redemption Amount due and payable in respect of such Instrument shall be the Amortised Face Amount of such Instrument as defined in sub-paragraph (b) above, except that such sub-paragraph shall have effect as though the reference in that sub-paragraph to the date on which the Instrument becomes due and payable was replaced by a reference to the Relevant Date as defined in Condition 7. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date together with any interest that may accrue in accordance with Condition 3.2.

Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction specified in the relevant Final Terms.
5.4.2	Other Instruments

The Early Redemption Amount payable in respect of any Instrument (other than Instruments described in Condition 5.4.1), upon redemption of such Instrument pursuant to this Condition 5.4 or upon it becoming due and payable as provided in Condition 9, shall be the Final Redemption Amount unless otherwise specified in the relevant Final Terms.

5.5	Redemption at the Option of the Issuer and Exercise of Issuer’s Options
5.5.1
If (i) Residual Holding Call Option is specified in the relevant Final Terms, and (ii) if at any time the Residual Holding Percentage or more of the aggregate nominal amount of Instruments originally issued shall have been redeemed or purchased and cancelled, the Issuer shall have the option to redeem such outstanding Instruments in whole, but not in part, at their Residual Holding Redemption Amount. Unless otherwise specified in the relevant Final Terms, the Residual Holding Redemption Amount will be calculated by the Calculation Agent by discounting the outstanding nominal amount of the Instruments and the remaining interest payments (if applicable) to the Maturity Date by a rate per annum (expressed as a percentage to the nearest one hundred thousandth of a percentage point (with halves being rounded up)) equal to the Benchmark Yield, being the yield on the Benchmark Security at the close of business on the third Business Day prior to the date fixed for such redemption, plus the Benchmark Spread. Where the specified calculation is to be made for a period of less than one year, it shall be calculated using the Benchmark Day Count Fraction. The Issuer will give not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders and the Trustee of any such redemption pursuant to this Condition 5.5.1.

5.5.2
If Call Option is specified in the relevant Final Terms, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders (or such other notice period as may be specified in the relevant Final Terms), redeem, or exercise any Issuer’s option in relation to, all or, if so provided, some of such Instruments on any Optional Redemption Date or Option Exercise Date, as the case may be. Any such redemption of Instruments shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Instruments of a nominal amount at least equal to the minimum nominal amount (if any) permitted to be redeemed specified hereon and no greater than the maximum nominal amount (if any) permitted to be redeemed specified on this Instrument.

All Instruments in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.
In the case of a partial redemption or a partial exercise of an Issuer’s option, the notice to Instrumentholders shall also contain the serial numbers of the Instruments to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws, listing authority and stock exchange requirements.
5.6	Redemption at the Option of Instrumentholders following a Restructuring Event
5.6.1	*[Redemption of Instruments issued by National Grid at the option of Instrumentholders

If at any time whilst any of the Instruments issued by National Grid remains outstanding, there occurs the National Grid Restructuring Event, a Public Announcement shall be made and if, within the National Grid Restructuring Period, either:

*	Only applicable where National Grid is the Issuer.

(a)	(if at the time that the National Grid Restructuring Event occurs there are Rated Securities) a Rating Downgrade in respect of the National Grid Restructuring Event occurs; or

(b)	(if at the time that the National Grid Restructuring Event occurs there are no Rated Securities) a Negative Rating Event in respect of the National Grid Restructuring Event occurs,
(the National Grid Restructuring Event and Rating Downgrade or the National Grid Restructuring Event and Negative Rating Event, as the case may be, occurring within the National Grid Restructuring Period, together called a “Put Event”), then the holder of each Instrument issued by National Grid will have the option upon the giving of a Put Notice (as defined in Condition 5.6.4) to require National Grid to redeem or, at the option of National Grid, purchase (or procure the purchase of) such Instrument on the Put Date (as defined in Condition 5.6.4) at its principal amount together with accrued interest to the Put Date.
Promptly upon National Grid becoming aware that a Put Event has occurred, National Grid shall, or at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution of the Instrumentholders, the Trustee shall, give notice (a “Put Event Notice”) to the Instrumentholders in accordance with Condition 14 specifying the nature of the Put Event and the procedure (as set out in Condition 5.6.4) for exercising the option contained in this Condition 5.6.1.
National Grid shall, forthwith upon becoming aware of the occurrence of the National Grid Restructuring Event (a) provide the Trustee with the relevant Directors’ Report and (b) provide or procure that the Reporting Accountants provide the Trustee with the Accountants’ Report. The Directors’ Report and the Accountants’ Report shall, in the absence of manifest error, be conclusive and binding on all concerned, including the Trustee and the Instrumentholders. The Trustee shall be entitled to act, or not act, and rely on without being expected to verify the accuracy of the same (and shall have no liability to Instrumentholders for doing so) any Directors’ Report and/or any Accountants’ Report (whether or not addressed to it).
5.6.2	For the purposes of this Condition

“Accountants’ Report” means a report of the Reporting Accountants stating whether the amounts included in the calculation of the Operating Profit and the amount for Consolidated Operating Profit as included in the Directors’ Report have been accurately extracted from the accounting records of National Grid and its Subsidiaries and whether the Disposal Percentage included in the Directors’ Report has been correctly calculated which will be prepared pursuant to an engagement letter to be entered into by the Reporting Accountants, National Grid and the Trustee.

National Grid shall use reasonable endeavours to procure that there shall at the relevant time be Reporting Accountants who have (a) entered into an engagement letter with National Grid and the Trustee which shall (i) not limit the liability of the Reporting Accountants to the Trustee by reference to a monetary cap and (ii) be available for inspection by Instrumentholders at the principal office of the Trustee or (b)

agreed to provide Accountants’ Reports on such other terms as National Grid and the Trustee shall approve. If National Grid, having used reasonable endeavours, is unable to procure that there shall at the relevant time be Reporting Accountants who have entered into an engagement letter complying with (i) above, the Trustee may rely on an Accountants’ Report which contains a limit on the liability of the Reporting Accountants by reference to a monetary cap or otherwise.

Investors should be aware that the engagement letter may contain a limit on the liability of the Reporting Accountants which may impact on the interests of Instrumentholders.
National Grid shall give notice to the Trustee of the identity of the Reporting Accountants;
“Consolidated Operating Profit” means the consolidated operating profit on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts shall not be included) of National Grid and its subsidiaries (including any share of operating profit of associates and joint ventures) determined in accordance with International Financial Reporting Standards (“IFRS”) by reference to the Relevant Accounts;
“Directors’ Report” means a report prepared and signed by two directors of National Grid addressed to the Trustee setting out the Operating Profit, the Consolidated Operating Profit and the Disposal Percentage and stating any assumptions which the Directors of National Grid have employed in determining the Operating Profit;
“Disposal Percentage” means, in relation to a sale, transfer, lease or other disposal or dispossession of any Disposed Assets, the ratio of (a) the aggregate Operating Profit to (b) the Consolidated Operating Profit, expressed as a percentage;
“Disposed Assets” means, where National Grid and/or any of its Subsidiaries sells, transfers, leases or otherwise disposes of or is dispossessed by any means (but excluding sales, transfers, leases, disposals or dispossessions which, when taken together with any related lease back or similar arrangements entered into in the ordinary course of business, have the result that Operating Profit directly attributable to any such undertaking, property or assets continues to accrue to National Grid or, as the case may be, such Subsidiary), otherwise than to a wholly-owned Subsidiary of National Grid or to National Grid, of the whole or any part (whether by a single transaction or by a number of transactions whether related or not) of its undertaking or (except in the ordinary course of business of National Grid or any such Subsidiary) property or assets, the undertaking, property or assets sold, transferred, leased or otherwise disposed of or of which it is so dispossessed;
“Negative Rating Event” shall be deemed to have occurred if either (a) National Grid does not, either prior to or not later than 21 days after the relevant National Grid Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Instruments or any other unsecured and unsubordinated debt of National Grid having an initial maturity of five years or more (“Rateable Debt”) from a Rating Agency or (b) if National Grid does so seek and use such endeavours, it is unable, as a result of such National Grid Restructuring Event, to obtain such a rating of at least investment grade (BBB- or Baa3 or their respective equivalents for the time being), provided that a Negative Rating Event shall not be deemed to have occurred in respect of a particular National Grid Restructuring Event if the Rating Agency declining to assign a rating of at least investment grade (as described above) does not announce or publicly confirm that its declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable National Grid Restructuring Event (whether or not the National Grid Restructuring Event shall have occurred at the time such investment grade rating is declined);
“National Grid Restructuring Event” shall be deemed to have occurred at any time (whether or not approved by the Board of Directors of National Grid) that the sum of Disposal Percentages for National Grid within any period of 36 months commencing on or after the issue date of the first Tranche of the Instruments is greater than 50 per cent.;
“National Grid Restructuring Period” means the period ending 90 days after a Public Announcement (or such longer period in which the Rated Securities or Rateable Debt, as the case may be, is or are under consideration (announced publicly within the first mentioned period) for rating review or, as the case may be, rating by a Rating Agency);
“Operating Profit”, in relation to any Disposed Assets, means the operating profits on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts, shall not be included) of National Grid and its Subsidiaries directly attributable to such Disposed Assets as determined in accordance with IFRS by reference to the Relevant Accounts and, if Relevant Accounts do not yet exist, determined in a manner consistent with the assumptions upon which the Directors’ Report is to be based. Where the Directors of National Grid have employed assumptions in determining the Operating Profit, those assumptions should be clearly stated in the Directors’ Report;
“Public Announcement” means an announcement by National Grid or the Trustee, of the occurrence of the National Grid Restructuring Event published in a leading national newspaper having general circulation in the United Kingdom (which is expected to be the Financial Times);
“Rated Securities” means the Instruments, if and for so long as they shall have an effective rating from a Rating Agency and otherwise any Rateable Debt which is rated by a Rating Agency; provided that if there shall be no such Rateable Debt outstanding prior to the maturity of the Instruments, the holders of not less than one-quarter in principal amount of outstanding Instruments may require National Grid to obtain and thereafter update on an annual basis a rating of the Instruments from a Rating Agency. In addition, National Grid may at any time obtain and thereafter update on an annual basis a rating of the Instruments from a Rating Agency, provided that, except as provided above, National Grid shall not have any obligation to obtain such a rating of the Instruments;
“Rating Agency” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors or Moody’s Investors Service, Inc. and its successors or any rating agency substituted for either of them (or any permitted substitute of them) by National Grid from time to time with the prior written approval of the Trustee;
“Rating Downgrade” shall be deemed to have occurred in respect of the National Grid Restructuring Event if the then current rating whether provided by a Rating Agency at the invitation of National Grid or by its own volition assigned to the Rated Securities by any Rating Agency is withdrawn or reduced from an investment grade rating (BBB- or Baa3 or their respective equivalents for the time being or better) to a non-investment grade rating (BB+ or Ba1 or their respective equivalents for the time being or worse) or, if a Rating Agency shall already have rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category; provided that a Rating Downgrade otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular National Grid Restructuring Event if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable National Grid Restructuring Event (whether or not the applicable National Grid Restructuring Event shall have occurred at the time of the Rating Downgrade);
“Relevant Accounts” means the most recent annual audited consolidated financial accounts of National Grid and its Subsidiaries preceding the relevant sale, transfer, lease or other disposal or dispossession of any Disposed Asset;
“Reporting Accountants” means the auditors of National Grid (but not acting in their capacity as auditors) or such other firm of accountants as may be nominated by National Grid and approved in writing by the Trustee for the purpose or, failing which, as may be selected by the Trustee for the purpose; and
“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and “Subsidiaries” shall be construed accordingly.
5.6.3
The Trustee shall not be responsible for ascertaining or monitoring whether or not the National Grid Restructuring Event, a Negative Rating Event or a Rating Downgrade in relation to National Grid has occurred and, unless and until it has actual knowledge to the contrary, shall be entitled to assume that no such event has occurred.

5.6.4
To exercise the option of redemption of an Instrument under Condition 5.6.1 the Instrumentholder must deliver each Instrument to be redeemed accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Put Notice”) and, in which the Instrumentholder may specify an account to which payment is to be made under this Condition 5.6 to the specified office of any Paying Agent on any business day falling within the period (the “Put Period”) of 45 days after a Put Event Notice is given. The Instrument should be delivered together with all Receipts and Coupons (and Talons) appertaining thereto maturing after the date (the “Put Date”) falling seven days after the expiry of the Put Period, failing which (unless Condition 6.5.2 applies) the Paying Agent will require payment of an amount equal to the face value of any such missing Receipt, Coupon and/or Talon. Any amount so paid will be reimbursed in the manner provided in Condition 6 against presentation and surrender of the relevant missing Receipt, Coupon and/or Talon, subject to Condition 8. The Paying Agent to which such Instrument and Put Notice are delivered will issue to the Instrumentholder concerned a non-transferable receipt in respect of the Instrument so delivered. Payment in respect of any Instrument so delivered will be made, if the Instrumentholder duly specified a bank account in the Put Notice to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in the manner provided in Condition 6 against presentation and surrender (or, in the case of part payment, endorsement) of such receipt at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of the Conditions and the Trust Deed, receipts issued pursuant to this Condition 5.6 shall be treated as if they were Instruments. National Grid shall redeem the relevant Instruments on the Put Date unless previously redeemed or purchased.]

5.6.1	*[Redemption of Instruments issued by NGET at the option of Instrumentholders

If NGET Restructuring Put Option is specified in the relevant Final Terms and at any time whilst any of the Instruments issued by NGET remains outstanding there occurs an NGET Restructuring Event and in relation to that NGET Restructuring Event, a Negative Certification is made and, within the NGET Restructuring Period either:

(a)	(if at the time that an NGET Restructuring Event occurs there are Rated Securities) a Rating Downgrade in respect of the relevant NGET Restructuring Event occurs; or

(b)	(if at the time that an NGET Restructuring Event occurs there are no Rated Securities) a Negative Rating Event in respect of the relevant NGET Restructuring Event occurs,
(the NGET Restructuring Event and Rating Downgrade or the NGET Restructuring Event and Negative Rating Event, as the case may be, occurring within the NGET Restructuring Period, together with a Negative Certification, shall be called a “Put Event”), then the holder of each Instrument of NGET will have the option upon the giving of a Put Notice (as defined in Condition 5.6.4) to require NGET to redeem or, at the option of NGET, purchase (or procure the purchase of) such Instrument on the Put Date (as defined in Condition 5.6.4) at its principal amount together with accrued interest to the Put Date.
Promptly upon NGET becoming aware that a Put Event has occurred, and in any event no later than 14 days after the occurrence of a Put Event, NGET shall, or at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution of the Instrumentholders, the Trustee shall, give notice (a “Put Event Notice”) to the Instrumentholders in accordance with Condition 14 specifying the nature of the Put Event and the procedure (as set out in Condition 5.6.4) for exercising the option contained in this Condition 5.6.1.

*	Only applicable where NGET is the Issuer.

5.6.2	For the purposes of this Condition

“Electricity Act” means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto;

“Electricity Transmission Licence” means the transmission licence, as subsequently amended from time to time, originally granted by the Secretary of State for Energy to NGET under the Electricity Act;

“Negative Certification” means, on the occurrence of an NGET Restructuring Event, such event or events being certified in writing by an independent financial adviser appointed by NGET and approved by the Trustee (or, if NGET shall not have appointed such an adviser within 21 days after becoming aware of the occurrence of such NGET Restructuring Event, appointed by the Trustee (following consultation with NGET)) as being in its opinion materially prejudicial to the interests of the Instrumentholders. Any Negative Certification by an independent financial adviser as to whether or not, in its opinion, any event defined as an NGET Restructuring Event is materially prejudicial to the interests of the Instrumentholders shall, in the absence of manifest error, be conclusive and binding upon NGET, the Trustee, the Instrumentholders and the Couponholders;

“Negative Rating Event” shall be deemed to have occurred if NGET is unable as a result of an NGET Restructuring Event to obtain a rating of the Instruments or of any other comparable unsecured and unsubordinated debt of NGET (or of any Subsidiary of NGET and which is guaranteed on an unsecured and unsubordinated basis by NGET) having an initial maturity of five years or more (“Rateable Debt”) from a Rating Agency of at least investment grade (BBB-/Baa3, or their respective equivalents for the time being), which rating NGET shall use all reasonable endeavours to obtain, provided that a Negative Rating Event shall not be deemed to have occurred in respect of a particular NGET Restructuring Event if the Rating Agency making the relevant reduction or declining to assign a rating of at least investment grade (as described above) does not announce or publicly confirm or otherwise inform the Trustee that the reduction or its declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGET Restructuring Event;

“NGET Restructuring Event” means the occurrence of any one or more of the following events:
(a)
the Secretary of State for Trade and Industry or any official succeeding to his functions gives NGET written notice of revocation of the Electricity Transmission Licence in accordance with the terms as to revocation set out in Schedule 2 of the Electricity Transmission Licence, such revocation to become effective not later than the Maturity Date of the Instruments or NGET agrees in writing with the Secretary of State for Trade and Industry or any official succeeding to his functions to any revocation or surrender of the Electricity Transmission Licence or any legislation (whether primary or subordinate) is enacted terminating or revoking the Electricity Transmission Licence; or

(b)	any modification is made to the terms and conditions of the Electricity Transmission Licence other than such a modification which the Trustee, in its opinion, considers to be not materially prejudicial to the interests of the Instrumentholders and has so confirmed in writing to NGET; or
(c)
any legislation (whether primary or subordinate) is enacted removing, reducing or qualifying the duties or powers of the Secretary of State for Trade and Industry or any official succeeding to his functions and/or the Gas and Electricity Markets Authority under Section 3A of the Electricity Act as compared with those in effect on the issue date of the first Tranche of the Instruments other than such legislation which the Trustee, in its opinion, considers to be not materially prejudicial to the interests of the Instrumentholders and has so confirmed in writing to NGET;

“NGET Restructuring Period” means:
(a)
if at the time at which the NGET Restructuring Event occurs there are Rated Securities, the period of 90 days starting from and including the day on which an NGET Restructuring Event occurs or such longer period in which the Rated Securities are under consideration (announced publicly within such 90 day period) for rating review by a Rating Agency; or

(b)
if at the time at which an NGET Restructuring Event occurs there are no Rated Securities, the period starting from and including the day on which an NGET Restructuring Event occurs and ending on the day 90 days following the date on which a Negative Certification shall have been given to NGET in respect of that NGET Restructuring Event;

“Rated Securities” means (a) the Instruments or (b) such other comparable unsecured and unsubordinated debt of NGET (or of any Subsidiary of NGET and which is guaranteed on an unsecured and unsubordinated basis by NGET) having an initial maturity of five years or more selected by NGET from time to time for the purpose of this definition with the approval of the Trustee and which possesses an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) by any Rating Agency (whether at the invitation of NGET or by its own volition);
“Rating Agency” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any of its Subsidiaries and their successors or Moody’s Investors Service, Inc., or any of its Subsidiaries and their successors or any rating agency substituted for either of them (or any permitted substitute of them) by NGET from time to time with the prior written approval of the Trustee;
“Rating Downgrade” shall be deemed to have occurred in respect of an NGET Restructuring Event if the rating assigned to the Rated Securities by any Rating Agency which is current immediately prior to the occurrence of an NGET Restructuring Event (whether provided by a Rating Agency at the invitation of NGET or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Ba1, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category (from BB+/Ba1 to BB/Ba2 or such similar lowering) provided that a Rating Downgrade shall not be deemed to have occurred in respect of or as a result of a particular NGET Restructuring Event if the Rating Agency making the relevant reduction in rating or declining to assign a rating of at least investment grade as provided in these Conditions does not announce or publicly confirm, or otherwise inform the Trustee, that the reduction or declining was the result, in whole or part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGET Restructuring Event;
“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and “Subsidiaries” shall be construed accordingly.
5.6.3
The Trustee shall not be responsible for ascertaining whether or not an NGET Restructuring Event, a Negative Rating Event or a Rating Downgrade in relation to NGET has occurred and, unless and until it has actual knowledge to the contrary, shall be entitled to assume that no such event has occurred.

5.6.4
To exercise the option of redemption of an Instrument under Condition 5.6.1 the Instrumentholder must deliver each Instrument to be redeemed accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Put Notice”) and, in which the Instrumentholder may specify an account to which payment is to be made under this Condition 5.6 to the specified office of any Paying Agent on any business day falling within the period (the “Put Period”) of 45 days after a Put Event Notice is given. The Instrument should be delivered together with all Receipts and Coupons (and Talons) appertaining thereto maturing after the date (the “Put Date”) falling seven days after the expiry of the Put Period, failing which (unless Condition 6.5.2 applies) the Paying Agent will require payment of an amount equal to the face value of any such missing Receipt, Coupon and/or Talon.

Any amount so paid will be reimbursed in the manner provided in Condition 6 against presentation and surrender of the relevant missing Receipt, Coupon and/or Talon, subject to Condition 8. The Paying Agent to which such Instrument and Put Notice are delivered will issue to the Instrumentholder concerned a non-transferable receipt in respect of the Instrument so delivered.

Payment in respect of any Instrument so delivered will be made, if the Instrumentholder duly specified a bank account in the Put Notice to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in the manner provided in Condition 6 against presentation and surrender (or, in the case of part payment, endorsement) of such receipt at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of the Conditions and the Trust Deed, receipts issued pursuant to this Condition 5.6 shall be treated as if they were Instruments. NGET shall redeem the relevant Instruments on the Put Date unless previously redeemed or purchased.]

5.7	Redemption at the Option of Instrumentholders

If Put Option is specified in the relevant Final Terms, the Issuer shall, at the option of any Instrumentholder, upon such Instrumentholder giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified on this Instrument) redeem such Instrument on the Optional Redemption Date(s) (as specified in the Final Terms) at its Optional Redemption Amount (as specified in the Final Terms) together with interest accrued to the date fixed for redemption.

To exercise such option (which must be exercised on an Option Exercise Date) the holder must deposit such Instrument with any Paying Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent within the Instrumentholders’ Option Period (as specified in the Final Terms). No Instrument so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.
5.8	Partly Paid Instruments

Partly Paid Instruments will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified in the relevant Final Terms.

5.9	Redemption by Instalments

Unless previously redeemed, purchased and cancelled as provided in this Condition 5, each Instrument which provides for Instalment Dates and Instalment Amounts will be partially redeemed on each Instalment Date at the Instalment Amount specified in the relevant Final Terms. The outstanding nominal amount of each such Instrument shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Instrument, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

5.10	Cancellation

All Instruments redeemed pursuant to any of the foregoing provisions will be cancelled forthwith together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto. All Instruments purchased by or on behalf of the Issuer or any of its Subsidiaries may, at the option of the Issuer be held by or may be surrendered together with all unmatured Receipts and Coupons and all unexchanged Talons attached to them to a Paying Agent for cancellation, but may not be resold and when held by the Issuer or any of its respective Subsidiaries shall not entitle the holder to vote at any meeting of Instrumentholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of Instrumentholders or for the purposes of Condition 11.

6	Payments and Talons
6.1	Payments

Payments of principal and interest in respect of Instruments will, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Instrument), Instruments (in the case of all other payments of principal and, in the case of interest, as specified in Condition 6.5.6) or Coupons (in the case of interest, save as specified in Condition 6.5.6), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency; provided that in the case of Euro, the transfer shall be in a city in which banks have access to the TARGET System.

6.2	Payments in the United States

Notwithstanding the above, if any Instruments are denominated in U.S. dollars, payments in respect of them may be made at the specified office of any Paying Agent in New York City in the same manner as specified above if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Instruments in the manner provided above when due, (b) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (c) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

6.3	Payments subject to Fiscal Laws etc.

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 7. No commission or expenses shall be charged to the Instrumentholders or Couponholders in respect of such payments.

6.4	Appointment of Agents

The Issuing and Paying Agent, the Paying Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any holder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents, provided that the Issuer shall at all times maintain (a) an Issuing and Paying Agent, (b) a Paying Agent having its specified office in a major European city, which shall be London so long as the Instruments are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange’s Gilt-Edged and Fixed Interest Market, (c) a Calculation Agent where the Conditions so require one, (d) so long as the Instruments are listed on any stock exchange or admitted to listing by any other relevant authority, a Paying Agent having a specified office in such place as may be required by the rules and regulations of any other relevant stock exchange or other relevant authority and (e) to the extent that the Issuer is able to do so and not provided for by the foregoing provisions of this Condition 6.4, a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000. As used in these Conditions, the terms “Issuing and Paying Agent”, “Calculation Agent”, and “Paying Agent” include any additional or replacement Issuing and Paying Agent, Calculation Agent or Paying Agent appointed under this Condition.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Instruments denominated in U.S. dollars in the circumstances described in Condition 6.2.

Notice of any such change or any change of any specified office shall promptly be given to the Instrumentholders in accordance with Condition 14.

6.5	Unmatured Coupons and Receipts and unexchanged Talons
6.5.1
Unless the Instrument provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments, Instruments should be surrendered for payment together with all unmatured Coupons (if any) appertaining to them, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) will be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 8).

6.5.2
If the relevant Instrument so provides, upon the due date for redemption of any Instrument, unmatured Coupons relating to such Instrument (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.3
If the relevant Instrument so provides, upon the due date for redemption of any Instrument, any unexchanged Talon relating to such Instrument (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

6.5.4
Upon the due date for redemption of any Instrument which is redeemable in instalments, all Receipts relating to such Instrument having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

6.5.5
Where any Instrument which provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Instrument is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

6.5.6
If the due date for redemption of any Instrument is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Instrument. Interest accrued on an Instrument that only bears interest after its Maturity Date shall be payable on redemption of that Instrument against presentation of that Instrument.

6.6	Non-business Days

If any date for payment in respect of any Instrument, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” in the relevant Final Terms and:

6.6.1	(in the case of a payment in a currency other than Euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency; or
6.6.2	(in the case of a payment in Euro) which is a TARGET Business Day.
6.7	Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Instrument, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (but excluding any Coupons which may have become void pursuant to Condition 8).

7	Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Instruments, the Receipts and the Coupons will be made without withholding or deduction for or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United Kingdom or any political sub-division of the United Kingdom or any authority in or of the United Kingdom having power to tax, unless such withholding or deduction is compelled by law. In that event, the Issuer will pay such additional amounts of principal and interest as will result in the payment to the Instrumentholders, Receiptholders or, as the case may be, the Couponholders of the amounts which would otherwise have been receivable in respect of the Instruments, Receipts or Coupons had no withholding or deduction been made, except that no such additional amounts shall be payable in respect of any Instrument, Receipt or Coupon presented for payment:

(a)
by or on behalf of, a person who is liable to such taxes or duties in respect of such Instrument, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Instrument, Receipt or Coupon; or

(b)	by or on behalf of a person who would not be liable or subject to such deduction or withholding by making a declaration of non-residence or other claim for exemption to a tax authority; or

(c)	more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting the same for payment on such 30th day; or

(d)
where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000; or

(e)
by or on behalf of a holder who would have been able to avoid such withholding or deduction (i) by presenting the relevant Instrument, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or (ii) by satisfying any statutory or procedural requirements (including, without limitation, the provision of information).

As used in these Conditions, “Relevant Date” in respect of any Instrument, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the Instrumentholders in accordance with Condition 14 that, upon further presentation of the Instrument, Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (a) “principal” shall be deemed to include any premium payable in respect of the Instruments, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 5 or any amendment or supplement to it, (b) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 3 or any amendment or supplement to it and (c) “principal” and/or “interest” shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.
8	Prescription

Instruments, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless presented for payment within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

9	Events of Default

If any of the following events (each an “Event of Default”) occurs and is continuing, the Trustee at its discretion may, and if so requested by the holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution shall, give notice to the Issuer at its registered office that the Instruments are, and they shall accordingly immediately become due and repayable at their Redemption Amount together with accrued interest (if any) to the date of payment:

(a)	Non-Payment: there is default for more than 30 days in the payment of any principal or interest due in respect of the Instruments; or

(b)
Breach of Other Obligations: there is default in the performance or observance by the Issuer of any other obligation or provision under the Trust Deed or the Instruments (other than any obligation for the payment of any principal or interest in respect of the Instruments) which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not remedied within 90 days after notice of such default shall have been given to the Issuer by the Trustee; or

(c)
Cross-Acceleration: if (i) any other present or future Relevant Indebtedness of the Issuer [(or a Principal Subsidiary)]* becomes due and payable prior to its stated maturity by reason of any actual event of default or (ii) any amount in respect of such Relevant Indebtedness is not paid when due or, as the case may be, within any applicable grace period, provided that the aggregate amount of the Relevant Indebtedness in respect of which one or more of the events mentioned above in this paragraph (c) have occurred equals or exceeds £50,000,000, for the period up to 31 March 2017, and thereafter, £100,000,000.

[For the purposes of this Condition 9, “Principal Subsidiary” means National Grid Gas plc, NGET and National Grid USA, and includes any successor entity thereto or any member of the group of companies comprising National Grid and each of its subsidiary undertakings (the “National Grid Group”) which the Auditors have certified to the Trustee as being a company to which all or substantially all of the assets of a Principal Subsidiary are transferred. In the event that all or substantially all of the assets of a Principal Subsidiary are transferred to a

*	Only applicable where National Grid is the Issuer.

member of the National Grid Group as described above, the transferor of such assets shall cease to be deemed to be a Principal Subsidiary for the purposes of this Condition.]*; or
(d)
Winding-up: a resolution is passed, or a final order of a court in the United Kingdom is made and, where possible, not discharged or stayed within a period of 90 days, that the Issuer be wound up or dissolved; or

(e)
Enforcement Proceedings: attachment is made of the whole or substantially the whole of the assets or undertakings of the Issuer and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of the assets or undertaking of the Issuer or an administration or similar order is made in relation to the Issuer and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days; or

(f)
Insolvency: the Issuer ceases to carry on all or substantially all of its business or is unable to pay its debts within the meaning of Section 123(1)(e) or Section 123(2) of the Insolvency Act 1986; or

(g)	Bankruptcy: the Issuer is adjudged bankrupt or insolvent by a court of competent jurisdiction in its country of incorporation, provided that in the case of paragraph (b) the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Instrumentholders.
10	Enforcement

The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition or provision binding on the Issuer under the Instruments or under the Trust Deed, but shall not be bound to do so unless:

(a)	it has been so directed by an Extraordinary Resolution or in writing by the holders of at least one-quarter of the principal amount of the Instruments outstanding; and

(b)	it has been indemnified to its satisfaction.
No Instrumentholder, Receiptholder or Couponholder shall be entitled to institute proceedings directly against the Issuer unless the Trustee, having become bound to proceed as specified above, fails to do so within a reasonable time and such failure is continuing.
11	Meetings of Instrumentholders, Modifications and Substitution
11.1	Meetings of Instrumentholders

The Trust Deed contains provisions for convening meetings of Instrumentholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. An Extraordinary Resolution duly passed at any such meeting shall be binding on Instrumentholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders, except that any Extraordinary Resolution proposed, inter alia, (a) to amend the dates of maturity or redemption of the Instruments, any Instalment Date or any date for payment of interest on the Instruments, (b) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Instruments, (c) to reduce the rate or rates of interest in respect of the Instruments or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Instruments, (d) if a Minimum and/or a Maximum Rate of Interest is shown on the face of the Instrument, to reduce any such Minimum and/or Maximum Rate of Interest, (e) to vary any method of calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, (f) to take any steps that as specified in this Instrument may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, and (g) to modify the provisions concerning the quorum required at any meeting of Instrumentholders or the majority required to pass the Extraordinary Resolution will only be binding if passed at a meeting of the Instrumentholders (or at any adjournment of that meeting) at which a special quorum (as defined in the Trust Deed) is present. A resolution in writing signed by the holders of not less than 95 per cent. in nominal amount of the Instruments will be binding on all Instrumentholders and Couponholders. The Issuer may convene a meeting of Instrumentholders jointly with the holders of all other instruments issued pursuant to the Agency Agreement and not forming a single series with the Instruments to which meeting the provisions referred to above apply as if all such instruments formed part of the same series, provided that the proposals to be considered at such meeting affect the rights of the holders of the instruments of each series attending the meeting in identical respects (save insofar as the Conditions applicable to each such series are not identical).

11.2	Modification of the Trust Deed

The Trustee may agree, without the consent of the Instrumentholders or Couponholders, to (a) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (b) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders. Any such modification, authorisation or waiver shall be binding on the Instrumentholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Instrumentholders as soon as practicable.

11.3	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Instrumentholders or the Couponholders, to the substitution of any other company in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Instruments. In the case of such a substitution the Trustee may agree, without the consent of the Instrumentholders or the Couponholders, to a change of the law governing the Instruments, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Instrumentholders.

11.4	Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Instrumentholders as a class and shall not have regard to the consequences of such exercise for individual Instrumentholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Instrumentholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Instrumentholders or Couponholders.
12	Replacement of Instruments, Receipts, Coupons and Talons

If an Instrument, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, listing authority and stock exchange regulations, at the specified office of such other Paying Agent as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Instrumentholders in accordance with Condition 14 on payment by the claimant of the fees and costs incurred in connection with that replacement and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Instrument, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Instruments, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Instruments, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13	Further Issues

The Issuer may from time to time without the consent of the Instrumentholders or Couponholders create and issue further instruments having the same terms and conditions as the Instruments and so that such further issue shall be consolidated and form a single series with such Instruments.

References in these Conditions to the Instruments include (unless the context requires otherwise) any other instruments issued pursuant to this Condition and forming a single series with the Instruments. Any such further instruments forming a single series with Instruments constituted by the Trust Deed or any deed supplemental to it shall, and any other instruments may (with the consent of the Trustee), be constituted by the Trust Deed.

The Trust Deed contains provisions for convening a single meeting of the Instrumentholders and the holders of instruments of other series if the Trustee so decides.
14	Notices

All notices to the Instrumentholders will be valid if published in a daily English language newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Instruments in accordance with this Condition.
15	Indemnification of Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including but not limited to provisions relieving it from any obligation to (a) appoint an independent financial adviser and (b) take proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings without accounting for any profit resulting from these transactions and to act as trustee for the holders of any other securities issued by the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings.

16	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

17	Governing Law and Jurisdiction
17.1	The Instruments and all matters arising from or connected with the Instruments are governed by, and shall be construed in accordance with, English law.

17.2	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Instruments.

17.3	The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

17.4
Nothing in this Condition 17 prevents the Trustee or any Instrumentholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or Instrumentholders may take concurrent Proceedings in any number of jurisdictions.

SUMMARY OF PROVISIONS RELATING TO THE INSTRUMENTS
WHILE IN GLOBAL FORM
Initial Issue of Instruments
Upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid.
If the Global Instruments are stated in the applicable Final Terms to be issued in NGN form, they are intended to be eligible collateral for Eurosystem monetary policy and the Global Instruments will be delivered on or prior to the original issue date of the Tranche to a Common Safekeeper. Depositing the Global Instruments with the Common Safekeeper does not necessarily mean that the Instruments will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue, or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.
Global Instruments which are issued in CGN form may be delivered on or prior to the original issue date of the Tranche to a Common Depositary.
If the Global Instrument is a CGN, upon the initial deposit of a Global Instrument with the Common Depositary, Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid. If the Global Instrument is an NGN, the nominal amount of the Instruments shall be the aggregate amount from time to time entered in the records of Euroclear or Clearstream, Luxembourg. The records of such clearing system shall be conclusive evidence of the nominal amount of Instruments represented by the Global Instrument and a statement issued by such clearing system at any time shall be conclusive evidence of the records of the relevant clearing system at that time.
Instruments which are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Instruments that are initially deposited with another clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.
Relationship of Accountholders with Clearing Systems
Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of an Instrument represented by a Global Instrument must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for his share of each payment made by an Issuer or the Issuers to the bearer of such Global Instrument and in relation to all other rights arising under the Global Instruments, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing systems (as the case may be). Such persons shall have no claim directly against either of the Issuers in respect of payments due on the Instruments for so long as the Instruments are represented by such Global Instrument and such obligations of such Issuer or Issuers will be discharged by payment to the bearer of such Global Instrument in respect of each amount so paid.

The Trustee may call for any certificate or other document to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system as to the principal amount of Instruments represented by a Global Instrument standing to the account of any person. Any such certificate or other document shall, in the absence of manifest error, be conclusive and binding for all purposes. Any such certificate or other document may comprise any form of statement or print out of electronic records provided by the relevant clearing system (including Euroclear’s EUCLID or Clearstream, Luxembourg’s Cedcom system) in accordance with its usual procedures and in which the holder of a particular principal amount of any other clearing system is clearly identified together with the amount of such holding. The Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system and subsequently found to be forged or not authentic.
     Exchange
1	Temporary Global Instruments

Each temporary Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date:
1.1
if the relevant Final Terms indicates that such Global Instrument is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Summary of the Programme — Selling Restrictions”), in whole, but not in part, for the Definitive Instruments defined and described below; and

1.2
otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a permanent Global Instrument or, if so provided in the relevant Final Terms, for Definitive Instruments.

2	Permanent Global Instruments

Each permanent Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Instruments”, in part for Definitive Instruments if the permanent Global Instrument is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.

In the event that a Global Instrument is exchanged for Definitive Instruments, such Definitive Instruments shall be issued in Specified Denomination(s) only. An Instrumentholder who holds a principal amount of less than the minimum Specified Denomination will not receive a definitive Instrument in respect of such holding and would need to purchase a principal amount of Instruments such that it holds an amount equal to one or more Specified Denominations.

3	Partial Exchange of Permanent Global Instruments

For so long as a permanent Global Instrument is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Instrument will be exchangeable in part on one or more occasions for Definitive Instruments (a) if principal in respect of any Instruments is not paid when due or (b) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Final Terms) relating to Partly Paid Instruments.

4	Delivery of Instruments

If the Global Instrument is a CGN, on or after any due date for exchange the holder of a Global Instrument may surrender such Global Instrument or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Instrument, or the part of that Global Instrument to be exchanged, the relevant Issuer will (a) in the case of a temporary Global Instrument exchangeable for a permanent Global Instrument, deliver, or procure the delivery of, a permanent Global Instrument in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Instrument that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Instrument to reflect such exchange or (b) in the case of a Global Instrument exchangeable for Definitive Instruments, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Instruments or if the Global Instrument is a NGN, the Issuer will procure that details of such exchange be entered pro rata in the records of the relevant clearing system. In this Prospectus, “Definitive Instruments” means, in relation to any Global Instrument, the Definitive Instruments for which such Global Instrument may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Instrument and a Talon). Definitive Instruments will be security printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Instrument, the relevant Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Instruments.

5	Exchange Date

“Exchange Date” means, in relation to a temporary Global Instrument, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Instrument, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Instruments when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

6	Amendment to Conditions

The temporary Global Instruments and permanent Global Instruments contain provisions that apply to the Instruments which they represent, some of which modify the effect of the terms and conditions of the Instruments set out in this Prospectus. The following is a summary of certain of those provisions:

7	Payments

No payment falling due after the Exchange Date will be made on any Global Instrument unless exchange for an interest in a permanent Global Instrument or for Definitive Instruments is improperly withheld or refused. Payments on any temporary Global Instrument issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Instruments represented by a Global Instrument will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Instruments, surrender of that Global Instrument to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Instrumentholders for such purpose. If the Global Instrument is a CGN, a record of each payment so made will be endorsed on each

Global Instrument, which endorsement will be prima facie evidence that such payment has been made in respect of the Instruments. If the Global Instrument is a NGN, the Issuer shall procure that details of each such payment shall be entered pro rata in the records of the relevant clearing system and in the case of payments of principal, the nominal amount of the Instruments recorded in the records of the relevant clearing system and represented by the Global Instrument will be reduced accordingly. Payments under the NGN will be made to its holder. Each payment so made will discharge the Issuer’s obligations in respect thereof. Any failure to make the entries in the records of the relevant clearing system shall not affect such discharge.

8	Prescription

Claims against an Issuer in respect of Instruments which are represented by a permanent Global Instrument will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 7).

9	Meetings

The holder of a permanent Global Instrument shall (unless such permanent Global Instrument represents only one Instrument) be treated as being two persons for the purposes of any quorum requirements of a meeting of Instrumentholders and, at any such meeting, as having one vote in respect of each integral currency unit of the Specified Currency of the Instruments for which it may be exchanged in accordance with its terms.

10	Cancellation

Cancellation of any Instrument represented by a permanent Global Instrument which is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Instrument.

11	Purchase

Instruments represented by a permanent Global Instrument may only be purchased by an Issuer or any of its subsidiary undertakings if they are purchased together with the right to receive all future payments of interest and Instalment Amounts (if any) on those Instruments.

12	Issuer’s Option

Any option of an Issuer provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument shall be exercised by such Issuer giving notice to the Instrumentholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Instruments drawn in the case of a partial exercise of an option and accordingly no drawing of Instruments shall be required. In the event that any option of such Issuer is exercised in respect of some but not all of the Instruments of any Series, the rights of accountholders with a clearing system or Approved Intermediary in respect of the Instruments will be governed by the standard procedures of Euroclear and/or Clearstream, Luxembourg (to be reflected in the records of Euroclear and Clearstream, Luxembourg as either a pool factor or a reduction in nominal amount, at their discretion) or any other Alternative Clearing System (as the case may be).

13	Instrumentholders’ Options

Any option of the Instrumentholders provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument may be exercised by the holder of the permanent Global Instrument giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Instruments with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent stating the nominal amount of Instruments in respect of which the option is exercised and at the same time, where the permanent Global Instrument is a CGN, presenting the permanent Global Instrument for notation. Where the Global Instrument is an NGN, the Issuer shall procure that details of such exercise shall be entered pro rata in the records of the relevant clearing system and the nominal amount of the Instruments recorded in those records will be reduced accordingly.

14	NGN nominal amount

Where the Global Note is a NGN, the Issuer shall procure that any exchange, payment, cancellation, exercise of any option or any right under the Instruments, as the case may be, in addition to the circumstances set out above shall be entered in the records of the relevant clearing systems and upon any such entry being made, in respect of payments of principal, the nominal amount of the Instruments represented by such Global Instrument shall be adjusted accordingly.

15	Trustee’s Powers

In considering the interests of Instrumentholders while any Global Instrument is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Instrument and may consider such interests as if such accountholders were the holders of the Instruments represented by such Global Instrument.

16	Events of Default

Each Global Instrument provides that the Trustee, at its discretion, may, and if so requested by holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution, shall cause such Global Instrument to become due and repayable in the circumstances described in Condition 9 by stating in the notice to the relevant Issuer the principal amount of such Global Instrument which is becoming due and repayable. If principal in respect of any Instrument is not paid when due, only the Trustee may enforce the rights of the Instrumentholders against such Issuer under the terms of the Trust Deed unless the Trustee, having become bound to proceed, fails to do so within a reasonable time and such failure is continuing.

17	Notices

So long as any Instruments are represented by a Global Instrument and such Global Instrument is held on behalf of a clearing system, notices to the holders of Instruments of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Instrument.

18	Partly Paid Instruments

The provisions relating to Partly Paid Instruments are not set out in this Prospectus, but will be contained in the relevant Final Terms and so in the Global Instruments. While any instalments of the subscription moneys due from the holder of Partly Paid Instruments are overdue, no interest in a Global Instrument representing such Instruments may be exchanged for an interest in a permanent Global Instrument or for Definitive Instruments (as the case may be). If any Instrumentholder fails to pay any instalment due on any Partly Paid Instruments within the time specified, the relevant Issuer may forfeit such Instruments and shall have no further obligation to their holder in respect of them.

USE OF PROCEEDS
The net proceeds of the issue of each Series of Instruments will be used by the relevant Issuer for its general corporate purposes. If in respect of any particular issue of Instruments, there is a particular identified use of proceeds, this will be stated in the applicable Final Terms.

DESCRIPTION OF NATIONAL GRID PLC
Overview
National Grid plc (“National Grid”) is the name of the holding company of the group of companies (the “National Grid Group”) which was the product of a recommended merger between National Grid Group plc (“NGG”) and Lattice Group plc (“Lattice”). This merger was implemented by way of a court sanctioned scheme of arrangement under the Companies Act 1985 between Lattice and its shareholders and was completed on 21 October 2002. Following the closing of the merger, NGG was renamed National Grid Transco plc and on 27 July 2005 it changed its name to National Grid plc.
National Grid was incorporated in England and Wales on 11 July 2000 as a public company limited by shares under the Companies Act 1985. The address of National Grid’s registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the registered office is +44 20 7004 3000.
National Grid is, directly or indirectly, the ultimate holding company of all the companies in the National Grid Group and its assets are substantially comprised of shares in such companies. National Grid does not conduct any other business and is accordingly dependent on the other members of the National Grid Group and revenues received from them.
Introduction
National Grid’s principal operations are in regulated networks and comprise the transmission and distribution of electricity and gas based mainly in the U.K. and the U.S. National Grid also has interests in related markets, including metering services, liquefied natural gas storage facilities and property in the U.K., as well as electricity interconnectors in the U.K. and U.S.
Business overview
Principal activities and markets
National Grid’s principal businesses are:
•	Transmission;

•	Gas distribution;

•	Electricity distribution; and

•	Non-regulated businesses.
The performance of these businesses are reported by National Grid by segment reflecting the management responsibilities and economic characteristics of each activity. These segments are:
•	Transmission – U.K.;

•	Transmission – U.S.;

•	Gas Distribution – U.K.;

•	Gas Distribution – U.S.;

•	Electricity Distribution – U.S.; and

•	U.S. stranded cost recoveries.
Its remaining non-regulated businesses are not treated as a segment but are instead classified and reported as non-regulated and other operations. Further information about each of these segments and other operations is set out below.
National Grid’s principal subsidiaries are: National Grid Electricity Transmission plc, which owns its U.K. electricity transmission business; National Grid Gas plc, which owns its U.K. gas transmission and U.K. gas distribution businesses; and National Grid USA, the holding company for its U.S. electricity and gas distribution and electricity transmission businesses. National Grid’s U.S. subsidiary companies include Niagara Mohawk Power Corporation, Massachusetts Electric Company and New England Power Company.
Transmission
National Grid’s transmission business operates in both the U.K. and the U.S. As a consequence of the respective economic and regulatory environments, National Grid reports the results of its transmission business as two segments; Transmission – U.K. and Transmission – U.S.
Transmission – U.K.
National Grid owns the electricity transmission system in England and Wales. Its electricity assets comprise approximately 8,671 miles of overhead line, about 420 miles of underground cable and 337 substations at 244 sites. National Grid is the Great Britain System Operator responsible for managing the operations of both the England and Wales transmission system that it owns and also the two high-voltage electricity transmission networks in Scotland.
Day-to-day operation of the Great Britain electricity transmission system involves the continuous real-time matching of demand and generation output, ensuring the stability and security of the power system and the maintenance of satisfactory voltage and frequency.
National Grid also owns the gas transmission network in Great Britain. This comprises 4,326 miles of high pressure pipe and 26 compressor stations, connecting to eight regional distribution networks and third party independent systems for onward transportation of gas to end consumers. National Grid operates the gas transmission network, which includes balancing supply and demand, maintaining satisfactory system pressures and ensuring gas quality standards are met.
National Grid owns and operates the U.K. assets, and a portion of the sub-sea cables that comprise the electricity connector between England and France, as part of a joint arrangement with the French transmission operator, RTE. National Grid also owns and operates four liquefied natural gas storage facilities in the U.K.
Transmission – U.S.
In the U.S., National Grid owns and operates an electricity transmission network of approximately 8,600 miles spanning upstate New York, Massachusetts, Rhode Island, New Hampshire and Vermont. Its U.S. transmission facilities operate at voltages ranging from 69 kV to 345kV, utilising nearly 8,500 miles of overhead lines, 89 miles of underground cable and 501 substations. National Grid is the largest electricity transmission service provider in the northeastern U.S. by reference to the length of these high-voltage transmission lines. In addition, it owns and operates a 139-mile direct current transmission line rated at 450 kV that is a key section of an interconnector between New England and Canada.

Gas Distribution
National Grid’s gas distribution business operates in the U.K. and the U.S. As with its transmission business, as a consequence of the differences in the respective economic and regulatory environments, National Grid reports the results of this business as two segments; Gas Distribution – U.K. and Gas Distribution – U.S.
Gas Distribution – U.K.
National Grid’s U.K. gas distribution segment comprises four of Great Britain’s eight regional gas distribution networks, and is the largest gas distribution network in the country, consisting of approximately 82,000 miles of distribution pipelines. National Grid transports gas on behalf of 34 active gas shippers from the gas transmission network through its four regional gas distribution networks to around 11 million consumers. National Grid is responsible for the safety, development, maintenance and daily operation of its U.K. gas distribution networks. It also manages the national emergency number for all of Great Britain’s gas distribution networks.
Gas Distribution – U.S.
National Grid’s gas distribution operations in New York and Rhode Island provide services to 571,000 customers in 216 communities across upstate New York, and 248,000 customers in 33 communities in Rhode Island. Its networks in these two states total 11,800 miles of gas pipelines and cover approximately 5,460 square miles.
Electricity Distribution
National Grid’s electricity distribution business operates in the U.S. For reporting purposes it is split into two segments; Electricity Distribution – U.S. and U.S. stranded cost recoveries.
Electricity Distribution – U.S.
National Grid is one of the leading electricity distribution service providers in the northeastern U.S., as measured by energy delivered, and one of the largest utilities in the U.S., as measured by the number of electricity distribution customers. Its U.S. electricity distribution business serves approximately 3.4 million electricity customers over a network of 71,000 circuit miles in New England and New York. National Grid’s electricity distribution system spans upstate New York, Massachusetts, Rhode Island and New Hampshire with customers that include domestic homes, small and large commercial and industrial enterprises.
U.S. stranded cost recoveries
The U.S. stranded cost recoveries segment captures the recovery of National Grid’s historical investments in generating plants that were “stranded” when National Grid divested its generation business as part of the industry restructuring and wholesale power deregulation process in New England and New York. In addition, this segment includes the recovery of certain above-market costs of commodity purchase contracts that were in place at the time of restructuring and deregulation.
Other activities
National Grid Metering Limited and Utility Metering Services Limited (“Onstream”) provide installation, maintenance and meter reading services to gas and electricity suppliers in the regulated and unregulated markets respectively. These businesses provide services for an asset base of around 20 million domestic, industrial and commercial gas meters. National Grid Grain LNG Limited (“Grain LNG”) is an LNG import terminal and storage facility constructed and operated in the U.K. National Grid Property Limited is responsible for the management of all National Grid’s major occupied property in the U.K. and the management, clean-up and disposal of surplus properties (largely comprising former gas works). Fulcrum Connections Limited provides gas connections and associated design services on behalf of gas distribution networks in the U.K.
Regulatory environment
National Grid’s securities are listed on the London Stock Exchange and on the New York Stock Exchange and, as a consequence, National Grid is subject to regulation by the Financial Services Authority in the U.K., and by the Securities and Exchange Commission (“SEC”) in the U.S.
National Grid operates in a highly regulated environment, which means that good relationships with economic and safety regulators, in addition to its other stakeholders, are essential because they set the frameworks within which its businesses operate.
Transmission
U.K. electricity and gas transmission
In the U.K., electricity transmission is regulated under the Electricity Act 1989 (the “Electricity Act”), under which NGET is licensed to participate in the transmission of electricity. This license permits NGET to act both as an owner of electricity transmission assets in England and Wales, and to act as Great Britain’s System Operator (separate and unrelated companies are licensed to own electricity transmission assets in Scotland).
Gas transportation is regulated under the Gas Act 1986 (the “Gas Act”), under which National Grid Gas plc (“NGG”), a subsidiary of National Grid, is licensed to transport gas. NGG holds two gas transporter licences, one in respect of its national transmission system and one in respect of the four gas distribution networks which it owns and operates.
National Grid’s participation in the operation of the Anglo-French electricity interconnector is also regulated by an interconnector licence granted under the Electricity Act.
Supervision of NGET’s and NGG’s compliance with these Acts and licences is conducted by the Gas and Electricity Markets Authority (“GEMA”), through its executive arm, the Office of Gas and Electricity Markets (“Ofgem”).
U.S. electricity transmission
The transmission activities of each of National Grid’s U.S. public utilities is regulated by the relevant state utility commission in the states in which it operates (including New York, Massachusetts, Rhode Island, Vermont, and New Hampshire) and by the Federal Energy Regulatory Commission (“FERC”).
In relation to electricity transmission, the FERC, amongst other things, sets service standards for the transmission business of these U.S. public utilities, approves reliability standards set by the North American Electric Reliability Council (“NERC”) (an industry self regulatory body), determines the potential levels of return on regulated transmission service and approves wholesale electricity market rules. Although FERC has siting authority over transmission lines in certain limited circumstances, the siting of transmission lines, as well as the ultimate recovery of transmission rates from retail customers is principally regulated by the relevant state utility commission (in addition to the other matters regulated by these commissions).

Gas Distribution
U.K. gas distribution
As stated above in relation to electricity and gas transmission, in the U.K., gas distribution is regulated under the Gas Act, under which NGG is licensed to transport gas. NGG is the holder of a single gas distribution transporter licence which authorises it to operate the four distribution networks that it owns, although each of these networks has its own separate price control.
As with its U.K. electricity and gas transmission activities, supervision of National Grid’s compliance with the relevant legislation and the gas transporter licence applicable to the distribution networks which it owns is the responsibility of GEMA acting through Ofgem.
U.S. gas distribution
The U.S. gas distribution activities of two of National Grid’s U.S. public utilities, Niagara Mohawk Power Corporation and The Narragansett Electric Company, are regulated by the relevant state utility commission in the states in which these operate.
In relation to gas distribution, the U.S. state utility commissions, amongst other things, set distribution service standards for the jurisdictional U.S. public utilities, set retail rates for end use customers, and determine the public utility company’s potential levels of return on distribution service.
Electricity Distribution
The U.S. electricity distribution activities of each of National Grid’s U.S. public utilities are regulated by the relevant state utility commission in the states in which these operate.
As with gas distribution, the U.S. state utility commissions, amongst other things, set distribution service standards, retail rates for end use customers and determine the potential levels of return on distribution service. However, FERC regulates wholesale electricity sales by National Grid’s U.S. public utilities, to the extent that any sales are made.
U.S. stranded cost recoveries
The recovery of historical investments and costs under commodity contracts following industry restructuring in New England and New York is done pursuant to applicable state legislation and approvals from the utility commissions in the states in which National Grid operates.
Other
National Grid Metering Limited is regulated by Ofgem and is subject to price controls imposed through National Grid’s gas transporter licences. Grain LNG has been granted exemptions by Ofgem from the provisions of the Gas Act which would otherwise regulate the terms on which it would have had to offer third parties access to phases 1, 2 and 3 of the project. Generally, however, National Grid’s other businesses tend to be affected to a lesser extent or only indirectly by related regulatory regimes.
Regulatory developments
Transmission
U.K. electricity and gas transmission
National Grid’s U.K. electricity and gas transmission businesses are subject to regulation of their revenues (otherwise known as price controls) under their respective transmission licences. The previous price control arrangements for these businesses ceased on 31 March 2007 and have been replaced by new price controls covering the period from 1 April 2007 to 31 March 2012. National Grid has accepted Ofgem’s final proposals in respect of the price controls covering its role as owner of electricity and gas transmission networks. The key elements of these proposals are a 4.4 per cent. post-tax real rate of return on its regulatory asset value, a £3.8 billion baseline five year capital expenditure allowance (at 2004/2005 prices) and a £2 billion five year operating expenditure allowance (at 2004/2005 prices). Following its acceptance in principle of the final proposals, National Grid has been working with Ofgem to agree the necessary amendments to its licences. The amendments to the electricity transmission licence of National Grid Electricity Transmission plc to enact the price control were implemented from 1 April 2007, while the amendments to the gas transporter licence applicable to National Grid Gas plc’s gas transmission business were implemented in part in April 2007, with the remaining elements of the price control expected to be implemented in the second half of 2007 with retrospective effect from 1 April 2007.
National Grid has also accepted Ofgem’s final proposals for the system operator schemes for both gas and electricity transmission:
(i)	covering the external costs of its system operation roles to apply for one year from 1 April 2007; and

(ii)	the internal costs of system operation to apply for the five years from 1 April 2007.
These proposals have been implemented through licence changes to the relevant licences.
U.S. electricity transmission
In the U.S., consistent with FERC’s transmission pricing policy, National Grid has applied for an increased rate of return on its investment in transmission assets in New England. FERC approved this application in October 2006, but has yet to determine its response to several parties which have sought to appeal this approval.
National Grid has been pursuing a regional planning process with the New York Independent System Operator (“ISO”) to identify regional reliability and economic transmission needs. Progress has been made and the New York ISO is in the second year of its reliability planning process implementation. National Grid has proposed a regulated transmission solution to reliability needs identified by the New York ISO. In addition, as part of FERC’s recent open access transmission tariff reform, the New York ISO is developing a process to address economic planning.
Gas distribution
U.K. gas distribution
Ofgem has extended the current five-year gas distribution price controls for a further year through extension price control to cover the year ending on 31 March 2008. The outcome of the formal review was an average increase of 11 per cent. in allowed revenues for 2007/08. In addition, in 2007/08 our revenue allowance will no longer be dependent on delivery volumes, and our pricing formula now includes a reduced delivery volume component, a move that will improve stability in our revenues. The next full price control period will now cover the period from 1 April 2008 to 31 March 2013. Initial proposals were published at the end of May 2007 and final proposals are expected in December 2007.
Electricity Distribution.
National Grid has reached an agreement for a five year rate plan for its electricity distribution operations in New Hampshire. This was approved by the New Hampshire Public Utilities

Commission on 12 July 2007. The rate plan includes a 9 per cent. reduction in distribution rates. Over the term of the plan, earnings in excess of the allowed return of 9.67 per cent. are retained by National Grid up to 11 per cent. Any earnings over 11 per cent. would be shared with customers. In addition, the plan allows for incremental increases in rates for capital expenditure incurred under National Grid’s reliability enhancement programme.
Other
In June 2005, Ofgem announced that it was going to investigate certain aspects of National Grid’s domestic gas metering business under the Competition Act 1998. Information requested as part of the investigation has been provided to Ofgem. No findings have been issued with respect to this investigation. However, a supplemental statement of objections was issued by Ofgem in April 2007 to which National Grid has responded.
Board of Directors
The Directors of National Grid and their functions and principal activities outside the National Grid Group, are as follows:

Principal activities outside
Name	Title	the National Grid Group

Sir John Parker	Chairman (Non-Executive)	Non-Executive Director of Carnival plc and Carnival Corporation (US), Joint Non-Executive Chairman of Mondi plc (UK) and Mondi Ltd (S. Africa). Director of Port and Free World Zone (Dubai) and Senior Non-Executive Director of the Court of the Bank of England, Member of the Business Council for Britain and Chancellor of the University of Southampton.

Steven Holliday	Chief Executive	Non-Executive Director of Marks and Spencer Group plc.

Steve Lucas	Finance Director	Non-Executive Director of Compass Group PLC. Director of American European Business Association Ltd.

Edward Astle	Executive Director	No appointments held outside the National Grid Group.

Mark Fairbairn	Executive Director	No appointments held outside the National Grid Group.

Nick Winser	Executive Director	No appointments held outside the National Grid Group.

Linda Adamany	Non-Executive Director	Senior Employee of BP plc

John Allan	Non-Executive Director	Member of the management board of Deutsche Post. Director of Exel Limited and Samsonite Corporation. Member of the CBI Presidents’ Committee, Member of the International Advisory Council of

Principal activities outside
Name	Title	the National Grid Group

the Singapore Economic Development Board and Member of the University of Edinburgh Campaign Board.

Kenneth Harvey	Non-Executive Director (Senior Independent Director)	Non-Executive Chairman of Pennon Group plc.

Stephen Pettit	Non-Executive Director	Non-Executive Director of Halma plc. and Chairman of ROK Property Solutions plc. Member of BT plc’s Equality of Access Board.

Maria Richter	Non-Executive Director	Director of Pro Mujer International, The Pantry Inc. and The Vitec Group plc.

George Rose	Non-Executive Director	Director of BAe Systems plc, Non-Executive Director of SAAB AB and a member of the Financial Reporting Review Panel.
The business address of each of the above is 1-3 Strand, London WC2N 5EH.
There are no potential conflicts of interest between the duties to National Grid of the Directors listed above and their private interests or other duties.
Recent Developments
In February 2006, National Grid announced the proposed acquisition of KeySpan Corporation for $7.3billion together with the assumption of $4.5billion of debt. The completion of this transaction is subject to a number of conditions precedent of which only the approval of the New York Public Service Commission remains outstanding. This transaction is expected to be before the NYPSC for a vote on 22 August 2007 and completion of the acquisition is expected shortly thereafter.
On 3 April 2007, National Grid sold its U.K. wireless infrastructure operations to Macquarie UK Broadcast Ventures Limited for £2.5billion. In April 2007, National Grid also agreed the sale of its wireless infrastructure operations in the U.S. to WGN Acquisition LLC, a company jointly owned by M/C Venture Partners and Wachovia Capital Partners, for $290million. This transaction is expected to complete later in 2007.
On 12 July 2007, National Grid announced the appointment of Tom King as an Executive Director with effect from 13 August 2007. Mr King will be based in the U.S. and will have responsibility for the electricity distribution and generation businesses of National Grid.
On 31 July 2007, National Grid entered into an agreement to sell Basslink, its Australian sub-sea electricity interconnector between the states of Victoria and Tasmania, to CitySpring Infrastructure Management Pte Ltd for A$1.175bn. The sale is subject to a number of contractual and governmental consents and is expected to complete by the end of September 2007.

DESCRIPTION OF NATIONAL GRID ELECTRICITY TRANSMISSION PLC
Overview
National Grid Electricity Transmission plc (“National Grid Electricity Transmission” or “NGET”), a wholly-owned subsidiary of National Grid, is the owner of the electricity transmission system in England and Wales and operator of the electricity transmission system throughout Great Britain.
NGET is the holder of an electricity transmission licence (the “Transmission Licence”) under the Electricity Act. The Electricity Act requires all persons who participate in the transmission of the electricity to hold a licence to do so (if not exempted from such requirement)
The Transmission Licence permits NGET to:
•	own electricity transmission assets in England and Wales (there are separate licensees in respect of transmission assets in Scotland); and

•
operate (since the introduction of the British Electricity Trading and Transmission Arrangements (“BETTA”) on 1 April 2005) the electricity transmission system throughout Great Britain (that is, including the transmission systems owned by the electricity transmission licensees in Scotland).

NGET was incorporated in England and Wales on 1 April 1989 as a public company limited by shares under the Companies Act 1985. The address of NGET’s registered office is 1-3 Strand, London, WC2N 5EH and the telephone number of the main switchboard at the registered office is +44 20 7004 3000.
Business of NGET
NGET derives the vast majority of its turnover and profits from charges for services provided by its transmission business (the “Transmission Business”) to, inter alia, generators, interconnector owners and users, distributors, suppliers and directly-connected customers.
As the electricity transmission asset owner in England and Wales, NGET:
•	owns and maintains assets comprising 8,671 miles of high-voltage overhead lines, 420 miles of underground cables and 337 substations at 244 sites;

•	develops the network to accommodate new connections and disconnections; and

•	manages a programme of asset replacement and investment to ensure the long term reliability of the system.
Revenue from charges for using the transmission network and charges for connections made before March 1990 is controlled by revenue restriction conditions set out in the Transmission Licence. This revenue restriction, known as a price control, takes into account, among other factors, operating expenditure, capital expenditure and cost of capital (which for the current five-year price control which commenced on 1 April 2007, is at a post-tax real rate of 4.4 per cent. on its regulatory asset value). In addition, the costs of non-domestic rates and the fees payable by NGET to the Gas and Electricity Markets Authority (“GEMA”) under the Transmission Licence are passed directly through to NGET’s customers through its charges.

NGET is permitted to set charges for connections to the transmission system in Great Britain made since March 1990 to recover the costs directly or indirectly incurred in providing connections, together with a reasonable rate of return on such costs.
As Great Britain System Operator (“GBSO”), NGET is responsible for the residual balancing of generation and demand in the Great Britain electricity market and ensuring the secure, reliable and efficient delivery of electricity in real-time. As GBSO, NGET is the counterparty for all connection and use of system agreements in Great Britain with generators, suppliers, distributors and interconnector owners and users. It levies charges to fund balancing activities and transmission services which are provided by NGET in England and Wales and by the transmission system owners in Scotland.
Revenue from charges for provision of balancing services is usually regulated under an annual incentive scheme, where benefits of external cost savings in system operation compared to targets are shared with customers. NGET is also incentivised over the five years of the price control in relation to its internal costs of providing balancing services and is subject to wider statutory and licence obligations in relation to the external costs of providing those services.
National Grid Electricity Transmission has four wholly-owned subsidiaries, NG Leasing Limited, NGET Finance (No 1) plc, NGC Employee Shares Trustee Limited (dormant) and Elexon Limited (solely as nominee shareholder).
Board of Directors
The Directors of NGET and their principal activities outside the NGET Group are as follows:

Name	Title	Principal Activities outside NGET Group

Nick Winser	Chief Executive	Executive Director of National Grid plc. Director of National Grid USA and National Grid Gas plc.

Andy Chapman	Finance Director	Director of National Grid Gas plc and Director of National Grid Interconnectors Ltd.

Malcolm Cooper	Director	Group Tax and Treasury Director of National Grid plc, Director of British Transco Capital Inc., British Transco Finance Inc, National Grid Commercial Holdings Ltd, National Grid Holdings One plc, National Grid International Limited, Lattice Group plc, National Grid Insurance Company (Isle of Man) Ltd and The Association of Corporate Treasurers.

Mark Fairbairn	Director	Executive Director of National Grid plc, Director of National Grid Gas Holdings plc and National Grid Gas plc.

Paul Whittaker	Director	UK Director of Regulation for National Grid plc, and Director of National Grid Gas plc.
The business address of the Directors of NGET is 1-3 Strand, London WC2N 5EH.

There are no potential conflicts of interest between the duties to NGET of any of the Directors listed above and their private interests or other duties.
Regulation
The electricity industry in Great Britain is regulated under the Electricity Act, as modified by the Utilities Act 2000 and Energy Act 2004. This legislation establishes the GEMA as the specialist economic sectoral regulator with responsibility for both the electricity industry and the onshore gas industry and provides that various activities may not be conducted unless the person carrying on those activities is either exempted from the requirement to hold a licence, or holds the relevant licence. The licenseable activities established under the Electricity Act are the generation, participation in transmission, distribution and supply of electricity together with participation in the operation of an electricity interconnector.
The Electricity Act (together with the Transmission Licence) requires NGET to:
•	develop, operate and maintain an efficient, co-ordinated and economical system of electricity transmission; and

•	facilitate competition in the supply and generation of electricity.
GEMA is responsible for the supervision and enforcement of the licensing regime (although the Secretary of State does retain some limited functions). Under the Electricity Act, GEMA’s (and the Secretary of State’s) principal objective in carrying out its functions is to protect the interests of consumers in relation to electricity conveyed by distribution systems or transmission systems, wherever appropriate by promoting effective competition between persons engaged in, or in commercial activities connected with, the generation, transmission, distribution or supply of electricity or the provisions or use of electricity interconnectors.
GEMA must, in carrying out its functions, have regard to:
•	the need to secure that all reasonable demands for electricity are met; and

•	the need to secure that licence holders are able to finance their activities.
The Transmission Licence can only be amended in accordance with the Electricity Act. The Transmission Licence came into effect on privatisation and, unless revoked, will continue in force until determined by not less than 25 years’ notice by the Secretary of State. The Transmission Licence may also be revoked by the Secretary of State on shorter notice (immediately or not less than 30 days) in specified circumstances, including non-payment of fees or penalties, insolvency, cessation of the Transmission Business and non-compliance with enforcement orders made by GEMA and non-compliance with orders issued under certain provisions of general competition legislation.
The Transmission Licence also contains conditions which have the effect of “ring fencing” NGET’s business. These include:
•	prohibiting NGET from carrying on activities other than those permitted by the Transmission Licence;

•	requiring that the business has sufficient managerial and financial resources available to it to conduct its licensed activities;

•	requiring NGET to maintain an investment grade issuer credit rating;

•	prohibiting NGET from creating indebtedness (except in limited circumstances) other than on an arm’s length basis on normal commercial terms for one of its permitted purposes;

•	prohibiting the creation of “cross-default” obligations; and

•	prohibiting NGET from giving or receiving any cross-subsidy to or from any other group business.
If NGET is in default of any of the “ring fence” obligations, it is prohibited from declaring and paying a dividend.
NGET is prohibited by the Transmission Licence from purchasing or otherwise acquiring electricity on its own account for the purpose of sale to third parties. Since the introduction of the New Electricity Trading Arrangements (“NETA”) in April 2001, the exceptions to the prohibition have changed so that NGET may purchase electricity where required as part of the activity of procuring balancing services in its role as GBSO or where the purchase or acquisition has the consent of GEMA.
Recent Developments
The previous price control arrangements for NGET’s electricity network ceased on 31 March 2007 and the next price control arrangements cover the period from 1 April 2007 to 31 March 2012. NGET accepted Ofgem’s final proposals in respect of its role as owner of the electricity transmission network and the necessary licence amendments to enact the final proposals have been implemented with effect from 1 April 2007. The key elements of these proposals are a 4.4 per cent. post-tax real rate of return on its regulatory asset value, a £3 billion baseline five year capital expenditure allowance (in 2004/2005 prices) and a £1.3 billion five year operating expenditure allowance (in 2004/2005 prices). NGET has also accepted Ofgem’s final proposals for the system operator schemes:
(i)	covering the external costs of its system operation role to apply for one year from 1 April 2007; and

(ii)	the internal costs of system operation to apply for the five years from 1 April 2007.
These proposals have been implemented through licence changes to NGET’s Transmission Licence.
NGET continues to work with the U.K. Government and Ofgem to make possible the necessary investments in the electricity transmission network to support the development of renewable energy projects. In addition to the increase in capital investment allowances agreed in the transmission price control, NGET also has a separate allowance of £107 million (in 2004/2005 prices) for the upgrade of the Anglo-Scottish interconnector and associated works. As at 31 March 2007, access is being sought by approximately 12 GW of renewable generation consisting of 165 projects, each with connection agreements in Scotland. For England and Wales, connection offers have been made to an additional 5 GW of renewable generation.

UNITED KINGDOM TAXATION
The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Instruments. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Instruments. The comments relate only to the position of persons who are absolute beneficial owners of the Instruments. Prospective Instrumentholders should be aware that the particular terms of issue of any series of Instruments as specified in the relevant Final Terms may affect the tax treatment of that and other series of Instruments. The following is a general guide and should be treated with appropriate caution. Instrumentholders who are in any doubt as to their tax position should consult their professional advisers. Instrumentholders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Instruments are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Instruments. In particular, Instrumentholders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Instruments even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.
1	U.K. Withholding Tax on U.K. Source Interest

The Instruments issued by an Issuer which carry a right to interest will constitute “quoted Eurobonds” provided they are and continue to be listed on a recognised stock exchange within the meaning of section 1005 of the Income Tax Act 2007. The London Stock Exchange is a recognised stock exchange for these purposes. Section 1005 Income Tax Act 2007 provides that securities will be treated as listed on the London Stock Exchange if they are admitted to the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange. Whilst the Instruments are and continue to be quoted Eurobonds, payments of interest on the Instruments may be made without withholding or deduction for or on account of United Kingdom income tax.

In all cases falling outside the exemption described above, interest on the Instruments may fall to be paid under deduction of United Kingdom income tax at the savings rate (currently 20 per cent.) subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. However, this withholding will not apply if the relevant interest is paid on Instruments with a maturity date of less than one year from the date of issue and which are not issued under arrangements the effect of which is to render such Instruments part of a borrowing with a total term of a year or more.

2	Provision of Information

Instrumentholders should note that where any interest on Instruments or amounts due on redemption of any Instruments which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 is paid to them (or to any person acting on their behalf) by the relevant Issuer or any person in the United Kingdom acting on behalf of such Issuer (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant Instrumentholder (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the relevant Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to HM Revenue and Customs details of the payment and certain details relating to the Instrumentholder (including the Instrumentholder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Instrumentholder is resident in the United Kingdom for United Kingdom taxation purposes. Where the Instrumentholder is not so resident, the details provided to HM Revenue and Customs may, in certain cases, be passed by HM Revenue and Customs to the tax authorities of the jurisdiction in which the Instrumentholder is resident for taxation purposes. However, in relation to amounts payable on the redemption of such Instruments HM Revenue & Customs published practice* indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before 5 April 2008.

3	Other Rules Relating to United Kingdom Withholding Tax
•
Instruments may be issued at an issue price of less than 100 per cent. of their principal amount. Any discount element on any such Instruments will not generally be subject to any United Kingdom withholding tax pursuant to the provisions mentioned above, but may be subject to reporting requirements as outlined above.

•
Where Instruments are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax and reporting requirements as outlined above.

•
Where interest has been paid under deduction of United Kingdom income tax, Instrumentholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty and an appropriate claim is submitted to HM Revenue & Customs by the recipient of the interest.

•
The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Instruments or any related documentation.

•	The above description of the United Kingdom withholding tax position assumes that there will be no substitution of an Issuer and does not consider the tax consequences of any such substitution.
4	EU Savings Directive

Under EU Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual or to certain other persons resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

*	See paragraph 4.5 of HM Revenue & Custom’s Section 18 Guidance Notes.

(http://www.hmrc.gov.uk/esd-guidance/s18-guidance-note-07.pdf).

Also, a number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

PLAN OF DISTRIBUTION
Summary of Agreement
Subject to the terms and on the conditions contained in a dealer agreement dated 11 August 2006 (as amended or supplemented from time to time), between the Issuers, the Permanent Dealers and the Arranger (the “Dealer Agreement”), the Instruments will be offered on a continuous basis by each of the Issuers to the Permanent Dealers. However, the Issuers have reserved the right to issue Instruments directly on their own behalf to dealers which are not Permanent Dealers. The Instruments may also be issued by each of the Issuers through the Dealers, acting as agents of the Issuers. The Dealer Agreement also provides for Instruments to be issued in syndicated Tranches which are jointly and severally underwritten by two or more Dealers. The commissions in respect of an issue of Instruments on a syndicated basis will be stated in the relevant Final Terms. Each of the Issuers have agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Instruments.
Selling Restrictions
United States
The Instruments have not been and will not be registered under the United States Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.
Instruments in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations under it.
Each Dealer has agreed and each further Dealer appointed under the Programme will be required to agree that, except as permitted by the Dealer Agreement, it will not offer, sell or deliver the Instruments of any identifiable Tranche, (a) as part of their distribution at any time or (b) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the relevant Issuer, by the Issuing and Paying Agent, or in the case of Instruments issued on a syndicated basis, the Lead Manager, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instruments during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Instruments within the United States or to, or for the account or benefit of, U.S. persons.
In addition, until 40 days after the commencement of the offering, an offer or sale of Instruments within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.
Public Offer Selling Restriction under the Prospectus Directive
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Instruments which are the subject of the offering contemplated by the Prospectus as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Instruments to the public in that Relevant Member State:
(a)
in the final terms in relation to the Instruments, which specify that an offer of those Instruments is being made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-Exempt Offer”), in the period beginning on the date of publication of a prospectus in relation to those Instruments which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt offer, in accordance with the Prospectus Directive, and ending on the date specified in such prospectus in final terms, as applicable;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)
at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d)
at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer;

(e)	at any time if the denomination per Instrument being offered amounts to at least €50,000; or

(f)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive

(g)
provided that no such offer of Instruments referred to in (a) to (f) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive..

For the purposes of this provision, the expression an “offer of Instruments to the public” in relation to any Instruments in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Instruments to be offered so as to enable an investor to decide to purchase or subscribe the Instruments, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.
United Kingdom
Each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that:
(a)
in relation to any Instruments which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Instruments other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer;

(b)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which Section 21(1) of the FSMA does not apply to the relevant Issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.
Japan
The Instruments have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each of the Dealers has represented, warranted and agreed and each further Dealer appointed under the Programme will be required to represent, warrant and agree that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Instruments in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.
General
These selling restrictions may be modified by the agreement of the relevant Issuer and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Final Terms issued in respect of the issue of Instruments to which it relates or in a supplement to this Prospectus.
No action has been or will be taken in any country or jurisdiction by the Issuers or the Dealers that would permit a public offering of Instruments, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Prospectus or any Final Terms comes are required by the Issuers and the Dealers to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Instruments or have in their possession or distribute such offering material, in all cases at their own expense.
Each Dealer has agreed that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Instruments or has in its possession or distributes this Prospectus, any other offering material or any Final Terms and neither the Issuers nor any other Dealer shall have responsibility for such material.

FORM OF FINAL TERMS
The Final Terms in respect of each Tranche of Instruments will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Instruments and their issue. Text in this section appearing in italics does not form part of the form of the Final Terms but denotes directions for completing the Final Terms.
     Final Terms dated [•]
[NATIONAL GRID PLC/NATIONAL GRID ELECTRICITY TRANSMISSION PLC]*
Issue of [Aggregate Nominal Amount of Tranche] [Title of Instruments]
under the Euro 15,000,000,000 Euro Medium Term Note Programme
PART A — CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 2 August 2007 [and the supplemental Prospectus dated [•]] which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Instruments described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus [as so supplemented]. Full information on the Issuer and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectus. [The Prospectus [and the supplemental Prospectus] [is] [are] available for viewing [at [website] [and] during normal business hours at [address] [and copies may be obtained from [address]].
The following alternative language applies if the first tranche of an issue which is being increased was issued under a Prospectus with an earlier date.
Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Prospectus dated [original date] [and the supplemental Prospectus dated [•]]. This document constitutes the Final Terms of the Instruments described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and must be read in conjunction with the Prospectus dated [current date] [and the supplemental Prospectus dated [•]], which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Prospectus dated [original date] [and the supplemental Prospectus dated [•]] and are attached hereto. Full information on the Issuer and the offer of the Instruments is only available on the basis of the combination of these Final Terms and the Prospectuses dated [original date] and [current date] [and the supplemental Prospectuses dated [•] and [•]]. [The Prospectuses [and the supplemental Prospectuses] are available for viewing [at [website] [and] during normal business hours at [address] [and copies may be obtained from [address]].
[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs. Italics denote guidance for completing the Final Terms.]
[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

*	Delete as applicable.

1.	(i)	Issuer:	[National Grid plc/National Grid Electricity Transmission plc]†

2.	(i)	Series Number:	[ ]

	(ii)	Tranche Number:	[ ]

(If fungible with an existing Series, details of that Series, including the date on which the Instruments become fungible).]

3.	Specified Currency or Currencies:		[ ]

4.	Aggregate Nominal Amount:		[ ]

	[(i)]	Series:	[ ]

	[(ii)	Tranche:	[ ]]

5.	Issue Price:		[ ] per cent of the Aggregate Nominal Amount [plus accrued interest from [insert date] ( if applicable)]

6.	(i)	Specified Denominations:	[ ]‡ [ ]

[Note – where multiple denominations above €50,000 (or equivalent) are being used the following sample wording should be followed:

[€50,000] and integral multiples of [€1,000] in excess thereof [up to and including [€99,000]. No instruments in definitive form will be issued with a denomination above [€99,000]].]

	(ii)	Calculation Amount:	[If only one Specified Denomination, insert the Specified Denomination. If more than one Specified Denomination, insert the highest common factor] [Note: There must be a common factor in the case of two or more Specified Denominations]

7.	[(i)]	Issue Date:	[ ]

	[(ii)]	Interest Commencement Date	[Specify/Issue Date/Not Applicable]

8.	Maturity Date:		[specify date or (for Floating Rate Instruments) Interest Payment Date falling in or nearest to the relevant month and year]

†	Delete as applicable

‡	Instruments which have a maturity of less than one year must have a minimum denomination of £100,000 (or it equivalent in other currencies)

9.	Interest Basis:	[[•] per cent. Fixed Rate]
[[specify reference rate] +/- [•] per cent. Floating Rate]
[Zero Coupon]
[Index Linked Interest]
[Other (specify)]
(further particulars specified below)

10.	Redemption/Payment Basis:	[Redemption at par]
[Index Linked Redemption]
[Dual Currency]
[Partly Paid]
[Instalment]
[Other (specify)]

[N.B. If the Final Redemption Amount is less than 100 per cent. of the nominal value, the Instruments will constitute derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation No.809/2004 will apply and the Issuer will prepare and publish a supplement to the Prospectus.]

11.	Change of Interest or Redemption/Payment Basis:	[Specify details of any provision for convertibility of Instruments into another interest or redemption/ payment basis]

12.	Put/Call Options:§	[Investor Put]

[Issuer Call]
[(further particulars specified below)]

13.	(i) Status of the Instruments:	Senior

	(ii) Date [Board] approval for issuance of Instruments obtained:	[ ] [and [ ], respectively]] (N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Instruments)]

14.	Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Instrument Provisions	[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Rate[(s)] of Interest:	[ ] per cent. per annum [payable [annually/semi-annually/quarterly/monthly] in arrear]

	(ii) Interest Payment Date(s):	[ ] in each year

	(iii) Fixed Coupon Amount[(s)]:	[ • ] per Calculation Amount

§	If Instruments are issued by National Grid, only insert any additional put/call option other than the National Grid Restructuring Put contained in Condition 5.6 and the call option contained in Condition 5.5.1. This does not include the National Grid or NGET Restructuring Put in Condition 5.6.

	(iv)	Broken Amount(s):	[ • ] per Calculation Amount, payable on the Interest Payment Date falling [in/on] [ • ]

	(v)	Day Count Fraction (Condition 3.2.5):	[30/360 / Actual/Actual ([ICMA]/ISDA)/other]

	(vi)	Determination Dates (Condition 3.2.5):	[ ] in each year (insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon. N.B. only relevant where Day Count Fraction is Actual/Actual ([ICMA]))

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Instruments:	[Not Applicable/give details]

16.	Floating Rate Instrument Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Interest Period(s):	[ ]

	(ii)	Specified Interest Payment Dates:	[ ]

	(iii)	Business Day Convention:	[Floating Rate Convention/ Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/ other (give details)]

	(iv)	First Interest Payment Date:	[ ]

	(v)	Business Centre(s) (Condition 3.2.5):	[ ]

	(vi)	Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination/other (give details)]

	(vii)	Interest Period Date(s):	(Not Applicable unless different from Interest Payment Date)

	(viii)	Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Calculation Agent):	[ ]

	(ix)	Screen Rate Determination (Condition 3.2.3(b)):

		– Reference Rate:	[ ]

		– Interest Determination Date(s):	[[ ][TARGET] Business Days in [specify city] for [specify currency] prior to [the first day in each Interest Accrual

Period/each Interest Payment Date]]

		– Relevant Screen Page:	[ ]

		- Reference Banks (if Primary Source is “Reference Banks”):	[Specify five]

	(x)	ISDA Determination (Condition 3.2.3(a)):

		– Floating Rate Option:	[ ]

		– Designated Maturity:	[ ]

		– Reset Date:	[ ]

		- [ISDA Definitions: (if different from those set out in the Conditions)	[2000/2006]]

	(xi)	Margin(s):	[+/-][ ] per cent. per annum

	(xii)	Minimum Rate of Interest:	[ ] per cent. per annum

	(xiii)	Maximum Rate of Interest:	[ ] per cent. per annum

	(xiv)	Day Count Fraction (Condition 3.2.5):	[ ]

	(xv)	Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Instruments, if different from those set out in the Conditions:	[ ]

17.	Zero Coupon Instrument Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Amortisation Yield (Condition 5.4):	[ ] per cent. per annum

	(ii)	Day Count Fraction (Condition 3.2.5):	[ ]

	(iii)	Any other formula/basis of determining amount payable:	[ ]

18.	Index-Linked Interest Instrument		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Index/Formula/other variable:	[give or annex details]

	(ii)	Interest Rate:	[ ]

	(iii)	Party responsible for calculating the Rate(s) of Interest, Interest Amount and Redemption Amount(s) (if not the Calculation Agent):	[ ]

	(iv)	Provisions for determining Coupon calculated by reference to Index and/or Formula and/or other variable:	[ ]

	(v)	Interest Determination Date(s)	[ ]

	(vi)	Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable or otherwise disrupted	[ ]

	(vii)	Interest Payment Dates:	[ ]

	(viii)	First Interest Payment Date:	[ ]

	(ix)	Interest Period(s):	[ ]

	(x)	Business Day Convention:	[Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(xi)	Minimum Indexation Factor:	[Not Applicable/specify]

	(xii)	Business Centre(s) (Condition 3.2.5):	[ ]

	(xiii)	Maximum Indexation Factor:	[Not Applicable/specify]

	(xiv)	Limited Indexation	[ ] per cent per annum

Month(s) or Period for calculation of Limited Indexation Factor:

	(xv)	Base Index Figure:	[ ]

	(xvi)	Day Count Fraction (Condition 3.2.5):	[ ]

	(xvii)	“Index” or “Index Figure” (Condition 4.1):	Sub-paragraph [(i)/(ii)/(iii)] of the definition of “Index” or “Index Figure” as set out in Condition 4.1 shall apply

	(xviii)	Reference Gilt:	[ • ]

19.	Dual Currency Instrument Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate of Exchange/method of calculating Rate of Exchange:	[give details]

	(ii)	Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[ ]

	(iii)	Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[ ]

	(iv)	Person at whose option Specified Currency(ies) is/are payable:	[ ]

	(v)	Day Count Fraction (Condition 3.2.5):	[ ]

PROVISIONS RELATING TO REDEMPTION

20.	Residual Holding Call Option		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Residual Holding Percentage:	[ • ] per cent.

	(ii)	Party responsible for calculating the Residual Holding Redemption Amount (if not the Calculation Agent):	[ ]

	(iii)	Benchmark Security:	[Specify Government Security/swap benchmark]

	(iv)	Benchmark Spread:	[ ] per cent. per annum

	(v)	Benchmark Day Count Fraction:	[ ]

	[(vi)	Other relevant provisions:	[ ]]

21.	Call Option**		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[ ]

	(ii)	Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[ ] per Calculation Amount

	(iii)	If redeemable in part:

		(a) Minimum nominal amount to be redeemed:	[ ] per Calculation Amount

		(b) Maximum nominal amount to be redeemed:	[ ] per Calculation Amount

	(iv)	Option Exercise Date(s):	[ ]

	(v)	Notice period (if other than as set out in the Conditions)	[ ]

22.	Put Option††		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[ ]

	(ii)	Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):	[ ] per Calculation Amount

	(iii)	Option Exercise Date(s):	[ ]

**	This does not include the tax call in Condition 5.2 or the call option contained in Condition 5.5.1

††	This does not include the National Grid or NGET Restructuring Put in Condition 5.6.

	(iii)	Notice period (if other than as set out in the Conditions)	[ ]

23.	NGET Restructuring Put Option:		[Applicable/Not Applicable]

24.	Final Redemption Amount of each Instrument:		[ ] per Calculation Amount

	(i)	Index/Formula:	[give or annex details]

	(ii)	Calculation Agent responsible for calculating the Final Redemption Amount:	[ ]

	(iii)	Provisions for determining Final Redemption Amount where calculated by reference to Index and/or Formula and/or other variable:	[give or annex details]

	(iv)	Determination Date(s):	[ ]

	(v)	Provisions for determining Final Redemption Amount where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[ ]

	(vi)	Payment Date:

	(vii)	Minimum Final Redemption Amount:	[ ] per Calculation Amount

	(viii)	Maximum Final Redemption Amount:	[ ] per Calculation Amount

25.	Early Redemption Amount

	(i)	Early Redemption Amount(s) of each Instrument payable on redemption for taxation reasons (Condition 5.2) or on Event of Default (Condition 9) or other early	[ ]

redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

	(ii) Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 5.2)	[Yes/No]

	(iii) Unmatured Coupons to become void upon early redemption (Condition 6.5)	[Yes/No/Not Applicable]

GENERAL PROVISIONS APPLICABLE TO THE INSTRUMENTS

26.	Form of Instruments:	Bearer Instruments:

[temporary Global Instrument exchangeable for a permanent Global Instrument which is exchangeable for Definitive Instruments in the limited circumstances specified in the permanent Global Instrument]

[temporary Global Instrument exchangeable for Definitive Instruments in the limited circumstances specified in the temporary Global Instrument]

[permanent Global Instrument exchangeable for Definitive Instruments in the limited circumstances specified in the permanent Global Instrument]

27.	New Global Note	[Yes] [No]‡‡

28.	Financial Centre(s) or other special provisions relating to Payment Dates (Condition 6.6):	[Not Applicable/give details. Note that this item relates to the date and place of payment, and not interest period end dates, to which items 16(iv) and 18(vii) relate]

29.	Applicable TEFRA exemption:	[C Rules/D Rules/Not Applicable]

30.	Talons for future Coupons or Receipts to be attached to Definitive Instruments (and dates on which such Talons mature):	[Yes/No. If yes, give details]

31.	Details relating to Partly Paid Instruments: amount of each payment comprising the Issue Price and date on which each payment is to be made and	[Not Applicable/give details]

‡‡	You should only elect “yes” opposite “New Global Note” if you have elected “yes” to the Section in Part B under the heading “Operational Information” entitled “Intended to be held in a manner which would allow Eurosystem eligibility”.

consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Instruments and interest due on late payment:

32.	Details relating to Instalment Instruments:	[Not Applicable/give details]

	- Amount of each instalment:	[ ]

	- Date on which each payment is to be made:	[ ]

	- Maximum Instalment Amount:	[ ]

	- Minimum Instalment Amount:	[ ]

33.	Redenomination, renominalisation and reconventioning provisions:	[Not Applicable/ give details ]

34.	Consolidation provisions:	[Not Applicable/ give details ]

35.	Other final terms:	[Not Applicable/give details]

(When adding any other final terms consideration should be given as to whether such terms constitute a “significant new factor” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)

DISTRIBUTION

36.	(i) If syndicated, names of Managers:	[Not Applicable/give names]

	(ii) Stabilising Manager(s) (if any):	[Not Applicable/give name]

37.	If non-syndicated, name of Dealer:	[Not Applicable/give name]

38.	Additional selling restrictions:	[Not Applicable/give details]
[PURPOSE OF FINAL TERMS
These Final Terms comprise the final terms required to list and have admitted to trading the issue of Instruments described herein pursuant to the Euro Medium Term Note Programme of National Grid plc and National Grid Electricity Transmission plc.]

RESPONSIBILITY
The Issuer accepts responsibility for the information contained in these Final Terms. [[•] has been extracted from [•]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [•], no facts have been omitted which would render the reproduced information inaccurate or misleading.]

Signed on behalf of the Issuer:
By:
Duly authorised

PART B – OTHER INFORMATION*

1.	LISTING

	(i) Listing:	[London/other (specify)/None]

	(ii) Admission to trading:	[Application has been made for the Instruments to be admitted to trading on the London Stock Exchange plc’s Gilt-Edged and Fixed Interest Market with effect from [ ].] [Not Applicable.]

	(iii) Estimate of total expenses related to admission to trading:	[ ]

2.	RATINGS

	Ratings:	The Instruments to be issued have been rated:

[S & P: [ ]]
[Moody’s: [ ]]
[[Fitch: [ ]]
[[Other]: [ ]]

(The above disclosure should reflect the rating allocated to Instruments of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)

3.	NOTIFICATION

The Financial Services Authority [has been requested to provide/has provided – include first alternative for an issue which is contemporaneous with the update of the Programme and the second alternative for subsequent issues] the [include names of competent authorities of host Member States] with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Prospectus Directive.

4.	[INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:

“So far as the Issuer is aware, no person involved in the offer of the Instruments has an interest material to the offer.”]

*
If an issue of Instruments is (i) NOT admitted to trading on a regulated market within the European Economic Area and (ii) only offered in the European Economic Area in circumstances where a prospectus is not required to be published under the Prospectus Directive the Issuer may elect to amend and/or delete certain of the above paragraphs of Part B.

[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

[5.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	[(i)Reasons for the offer	[ ] (See [”Use of Proceeds”] wording in Prospectus – if reasons for offer different from general corporate purposes will need to include those reasons here.)]

[(ii)] Estimated net proceeds:	[ ]
(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

	[(iii) Estimated total expenses:	[ ] [Include breakdown of expenses.]

([If the Instruments are derivative securities for which Annex XII of the Prospectus Directive Regulation applies it is] only necessary to include disclosure of net proceeds and total expenses at (ii) and (iii) above where disclosure is included at (i) above.)]*

6.	[Fixed Rate Instruments only – YIELD

	Indication of yield:	[ ]

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield. ]

7. [Index-Linked Instruments only – PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING

Need to include details of where past and future performance and volatility of the index/formula/other variable can be obtained. Where the underlying is an index need to include the name of the index and a description if composed by the Issuer and if the index is not composed by the Issuer need to include details of where the information about the index can be obtained. Where the underlying is not an index need to include equivalent information. Include other information concerning the underlying required by Paragraph 4.2 of Annex XII of the Prospectus Directive Regulation]

[(When completing this paragraph, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

*	Required for derivative securities to which Annex XII to the Prospectus Directive Regulation applies.

The Issuer [intends to provide post-issuance information [specify what information will be reported and where it can be obtained]] [does not intend to provide post-issuance information]*.

8.	[Dual Currency Instruments only – PERFORMANCE OF RATE[S] OF EXCHANGE

Need to include details of where past and future performance and volatility of the relevant rate[s] can be obtained.]*

[(When completing this paragraph, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)]

9.	OPERATIONAL INFORMATION

	ISIN Code:	[ ]

	Common Code:	[ ]

	Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme and the relevant identification number(s):	[Not Applicable/give name(s) and number(s) [and address(es)]]

	Delivery:	Delivery [against/free of] payment

	Names and addresses of additional Paying Agent(s) (if any):	[ ]

	Intended to be held in a manner which would allow Eurosystem eligibility:	[Yes][No] [Note that the designation “Yes” simply means that the Instruments are intended upon issue to be deposited with Euroclear or Clearstream, Luxembourg as Common Safekeeper and does not necessarily mean that the Instruments will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.][Include this text if “Yes” selected in which case the Instruments must be issued in NGN form]

10	GENERAL

	The aggregate principal amount of Instruments issued has been translated into Euro at the rate of [•], producing a sum of (for	[Not Applicable/[[Euro]][•]]

*	Required for derivative securities to which Annex XII to the Prospectus Directive Regulation applies.

Instruments not denominated in Euro):

Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 11.1:	[Not Applicable/give details]

GENERAL INFORMATION
1.
The admission of the Programme to listing on the Official List of the U.K. Listing Authority and to trading on the Market is expected to take effect on or about 7 August 2007. The listing of the Instruments on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). Any Tranche of Instruments intended to be admitted to listing on the Official List of the U.K. Listing Authority and admitted to trading on the Market will be so admitted to listing and trading upon submission to the U.K. Listing Authority and the Market (in accordance with their rules and procedures) of the relevant Final Terms and any other information required by the U.K. Listing Authority and the Market, subject in each case to the issue of the relevant Instruments. Prior to official listing, dealings will be permitted by the Market in accordance with its rules. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction.

However, Instruments may be issued pursuant to the Programme which will not be admitted to listing and/or trading by the U.K. Listing Authority or the Market or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and the relevant Dealer(s) may agree.

2.	National Grid has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

3.	NGET has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

4.
The establishment of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid (which was established by a resolution of the Board of Directors of National Grid passed on 21 October 2002) passed on 23 October 2002.

5.
The establishment of the Programme was authorised by resolutions of the Finance Committee of the Board of Directors of NGET (which was established by a resolution of the Board of Directors of NGET passed on 19 November 2002) passed on 19 November 2002.

6.
The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid (which was established by a resolution of the Board of Directors of National Grid passed on 21 October 2002) passed on 28 October 2004. The increase of the Programme limit to €15,000,000,000 was authorised by a resolution of the Finance Committee of the Board of Directors of National Grid passed on 23 April 2007.

7.
The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of NGET (which was established by a resolution of the Board of Directors of NGET passed on 19 November 2002) passed on 28 October 2004. The increase of the Programme limit to €15,000,000,000 was authorised by a resolution of the Finance Committee of the Board of Directors of NGET passed on 23 April 2007.

8.
The Instruments have been accepted for clearance through the Euroclear and Clearstream, Luxembourg. The appropriate common code and the International Securities Identification Number in relation to the Instruments of each Series will be specified in the Final Terms relating thereto. The relevant Final Terms shall specify any other clearing system(s) as shall have accepted the relevant Instruments for clearance together with any further appropriate information.

9.
Neither National Grid nor any of it subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which National Grid is aware) during the 12 months preceding the date of this Prospectus which may have, or have in such period had, significant effects on the financial position or profitability of National Grid or of the National Grid Group.

10.
Neither NGET nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which NGET is aware) during the 12 months preceding the date of this Prospectus which may have, or have in such period had, significant effects on the financial position or profitability of NGET or of the NGET Group.

11.
Save as disclosed in the section entitled “Description of National Grid plc - Recent Developments” on page 76, there has been no significant change in the financial or trading position of National Grid or the National Grid Group since 31 March 2007 and no material adverse change in the prospects of National Grid since 31 March 2007.

12.
Save as disclosed in the section entitled “Description of National Grid Electricity Transmission plc - Recent Developments” on page 80, there has been no significant change in the financial or trading position of NGET or the NGET Group since 31 March 2007 and no material adverse change in the prospects of NGET since 31 March 2007.

13.
Pricewaterhouse Coopers LLP, Chartered Accountants and Registered Auditors of 1 Embankment Place, London, WC2N 6RH (members of the Institute of Chartered Accountants in England and Wales), have audited, and rendered unqualified audit reports on, the consolidated financial statements prepared under IFRS of National Grid for the two years ended 31 March 2007.

14.
Pricewaterhouse Coopers LLP, Chartered Accountants and Registered Auditors of 1 Embankment Place, London, WC2N 6RH (members of the Institute of Chartered Accountants in England and Wales), have audited, and rendered unqualified audit reports on, the consolidated financial statements prepared under IFRS of NGET for the two years ended 31 March 2007.

15.
Each Instrument, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

16.
For so long as the Programme remains in effect or any Instruments are outstanding, copies of the following documents may be inspected during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted), at the registered offices of the relevant Issuer and the specified office in London of the Issuing and Paying Agent:

(a)	a copy of this Prospectus together with any supplement to this Prospectus or further Prospectus;

(b)	the Memorandum and Articles of Association of National Grid;

(c)	the Memorandum and Articles of Association of NGET;

(d)
the audited consolidated accounts of National Grid for the financial years ended 31 March 2006 and 31 March 2007, respectively, together with the audit report thereon and any consolidated interim accounts of National Grid published subsequently to such accounts; and

(e)	the audited consolidated accounts of NGET for the two financial years ended 31 March 2006 and 31 March 2007, respectively, together with the audit report thereon.
In addition, this Prospectus is and, in the case of Instruments to be admitted to the Official List and admitted to trading on the Market, the relevant Final Terms will be, available on the website of the Regulatory News Service operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews.

REGISTERED OFFICE OF EACH OF THE ISSUERS
1-3 Strand
London WC2N 5EH
THE ARRANGER
HSBC Bank plc
8 Canada Square
London E14 5HQ
THE DEALERS

ABN AMRO Bank N.V. 250 Bishopsgate London EC2M 4AA	Banc of America Securities Limited 5 Canada Square London E14 5AQ

Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB	Citigroup Global Markets Limited Citigroup Centre Canada Square Canary Wharf London E14 5LB

Deutsche Bank AG, London Branch Winchester House 1 Great Winchester Street London EC2N 2DB	Dresdner Bank AG London Branch 30 Gresham Street London EC2P 2XY

HSBC Bank plc 8 Canada Square London E14 5HQ	National Australia Bank Limited 88 Wood Street London EC2V 7QQ

Royal Bank of Canada Europe Limited 71 Queen Victoria Street London EC4V 4DE	The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR
Mitsubishi UFJ Securities International plc
6 Broadgate
London EC2M 2AA
LEGAL ADVISERS
To the Dealers and to the Trustee
Clifford Chance LLP
10 Upper Bank Street
London E14 5JJ
To the Issuers
Linklaters LLP
One Silk Street
London EC2Y 8HQ

THE TRUSTEE
The Law Debenture Trust Corporation p.l.c.
Fifth Floor
100 Wood Street
London EC2V 7EX
ISSUING AND PAYING AGENT
The Bank of New York
One Canada SquareLondon E14 5AL
PAYING AGENT
Kredietbank S.A. Luxembourgeoise
43 Boulevard Royal
L-2955 Luxembourg
REGISTERED AUDITORS TO EACH OF THE ISSUERS
PricewaterhouseCoopers LLP
1 Embankment Place
London WC2N 6RH